UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

AMENDMENT NO.  2 TO
FORM S-1
________________________

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PAZOO, INC.
(Exact name of registrant as specified in its charter)

Nevada	5961	27-3984713
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

760 State Route 10, Suite 203
Whippany, NJ 07981

Telephone Number – (973) 884-0136

(Address, including zip code,
and telephone number,
including area code, of registrant’s
principal executive offices)

Sandra Miller
711 South Carson Street
Suite 4, Carson City, NV 89701-5292

Telephone Number - 775-882-4641

(Name, address, including zip code,
and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: The Company is not making an initial public offering of its common stock.  The only shares being registered pursuant to this Form S-1 are future shares which may be issued pursuant to a certain Equity Purchase Agreement dated April 4, 2014.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, $0.001 par value per share	40,000,000 shares	$0.01533	$613,200.00	$71.25

(1)
40,000,000 shares are being registered in accordance with a certain Equity Purchase Agreement between the Company and Premier Venture Partners, LLC dated April 4, 2014.  The Company previously registered 15,000,000 shares on Form S-1 filed May 14, 2014 and declared effective July 3, 2014.  All 15,000,000 of those shares have been issued pursuant to the Equity Purchase Agreement.  This Form S-1 is for additional shares under that same Equity Purchase Agreement.

(2)
The Company is not making an initial public offering of its common stock.  Only those shares to be issued pursuant to the Equity Purchase Agreement dated April 4, 2014 are being registered pursuant to this Form S-1.  In the event no shares, or fewer than the amount of shares registered under this S-1, are issued, the remaining shares registered under this S-1 will be terminated.

(3)
The registration fee is calculated in accordance with Rule 457(i) of the Securities Act, based upon the conversion price set forth in the Equity Purchase Agreement when using the highest trading price of the Company’s common stock in the last thirty (30) calendar days.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, Dated January 31, 2015

PROSPECTUS
Pazoo, Inc.
40,000,000
SHARES OF COMMON STOCK

Premier Venture Partners, LLC (“Premier”), the shareholder named in this prospectus is registering up to 40,000,000 shares of common stock pursuant to a certain Equity Purchase Agreement. Because of the nature of this transaction, Premier is considered to be both an underwriter, as well as the selling shareholder, in this transaction. Pazoo, Inc. will receive 100% of the proceeds from this offering. The initial offering price set for these securities is $0.0105 per share which has been calculated based on the conversion price set forth in the Equity Purchase Agreement which is 70% of the lowest reported trade of the Company’s common stock during the “Put Period” as defined in the Equity Purchase Agreement.  The actual price cannot be calculated until the Company makes a “Put Notice” as defined in the Equity Purchase Agreement.  The respective rights and obligations of Premier and the Company are not transferable or assignable.

Our common stock is presently quoted on the Over-The-Counter Bulletin Board (“OTCQB”).

TO ANALYZE ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 8.  YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and the registrant is not soliciting an offer to buy these securities in any state.

The Date of This Prospectus Is:  January 31, 2015

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “Company,” “we,” “us” and “our” refer to PAZOO, Inc..

PAZOO, INC

Organization
Pazoo (“Pazoo”), was incorporated in Nevada on November 16, 2010 under the name “IUCSS, Inc.” A name change from IUCSS, Inc. to Pazoo occurred on May 9, 2011. As of January 31, 2015 there were 219,731,242 shares of common stock outstanding. There were also the following Preferred Stock issued and outstanding on January 31, 2015: Series A - 1,198,526; Series B -1,187,500; and no Series C shares outstanding.  Certain of these Series of Preferred Stock convert into Pazoo Common Stock.  Copies of the filed Certificates of Designations can be obtained from the Nevada Secretary of State or the Company.

Our principal executive offices are located at 760 Route 10, Suite 203, Whippany, New Jersey 07981. Our telephone number is (855) PAZOO-US. Our internet address is www.pazoo.com. Information on our website does not constitute part of this prospectus.

THE OFFERING

We have 198,266,576 shares of common stock issued and outstanding as of January 31, 2015 and are registering 40,000,000 shares to be issued in accordance with the Equity Purchase Agreement between Premier Venture Partners, LLC (“Selling Security Holder”) and the Company. In the event less than 40,000,000 are issued in accordance with the Equity Purchase Agreement, the remaining unissued shares will be terminated. We will receive 100% of the proceeds from the sale of the common stock to the Selling Security Holder, but will not receive any proceeds from any future re-sale of the common shares by the Selling Security Holder.

The following is a brief summary of this offering. Please see the “Plan of Distribution” section for a more detailed description of the terms of the offering.

Securities being offered by the Selling Security Holders, common stock, $0.001 par value	40,000,000 shares of common stock, $0.001 par value to be issued to Premier Venture Partners, LLC in accordance with a certain Equity Purchase Agreement dated April 4, 2014.

Underwriter:	Premier Venture Partners, LLC is both the underwriter and Selling Security Holder in this transaction.

Offering Price per Share by the Selling Security Holders:
All shares being registered may be sold by the Selling Security Holder without our involvement.  The actual price of the stock will be determined in accordance with the price as set forth in the Equity Purchase Agreement.

Offering Period:	The period during which the Company may make a “Put Notice” as defined in the Equity Purchase Agreement, is thirty-six (36) months from April 4, 2014 (i.e. April 3, 2017)

Number of Shares Outstanding Before the Offering:
219,731,242 common shares are currently issued and outstanding none of which are being registered under this prospectus.  All 40,000,000 shares may be issued in the future under the Equity Purchase Agreement.

Minimum number of shares to be sold in this Offering:	None.

Use of Proceeds
All of the proceeds will be used by the Company for working capital.  We have paid and will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states) other than commissions, expenses, reimbursements and discounts of underwriters, dealers or agents, if any.  As of January 31, 2015, expenses for this offering, including the preparation of this prospectus and the filing of this registration statement, were approximately $5,000.

Termination of the offering	April 3, 2017

Terms of the offering
The actual price of the stock will be determined by using the prevailing market prices at the time of sale as adjusted in accordance with the Equity Purchase Agreement (which is 70% of the lowest reported trade of the Company’s common stock during the “Put Period” as defined in the Equity Purchase Agreement) and the Selling Security Holder will determine when and how they will sell the common stock offered in this prospectus.  The Company will receive no proceeds from any future re-sale of any of the registered shares by the Selling Security Holder.

Trading Market:
Our common stock is currently quoted in the Over-the-Counter Bulletin Board (“OTCQB”).   The common stock trades under the symbol PZOO, but there is only a limited trading market. The last high and low trades of Pazoo Common Stock for the last 30 trading days were as follows:

             Date                High Trading Price       Low Trading Price
          1/30/15                                                                  0.0102
          1/14/15                     0.0219

The Selling Security Holder named in this prospectus is registering all or a portion of its shares of common stock through this prospectus are doing in accordance with a certain Equity Purchase Agreement dated April 4, 2014.

We will receive 100% of the proceeds from the sale of these shares in accordance with the Equity Purchase Agreement but none of the proceeds of any future re-sale by the Selling Shareholder.

SUMMARY OF FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” and the “Financial Statements and Notes” thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from September 30, 2014 should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the related notes included in this prospectus.

Balance Sheet Data:	As of September 30, 2014
Current assets	$438,679
Total assets	438,679

Current liabilities	$1,928,717
Total liabilities	1,928,717
Stockholders’ equity	$(1,490,038)

Statement of Operations:	As of September 30, 2014
Revenues	$72,293
Cost of Goods Sold	569
Gross Profit	71,724
Operating expenses	$1,664,162
Loss from operations	(1,592,438)
Other Expenses
Gain/loss on derivative liability	$(557,747)
Interest expense	(12,000)
Amortization of debt discount	(310,107)
Net loss	(2,472,292)

Weighted average common shares outstanding - Basic and diluted	111,979,303

Net loss per common share - Basic and diluted	$(0.02)

We are subject to those financial risks generally associated with startup enterprises.  We have sustained losses since inception.  We may require additional financing and independently seek capital to fund our development activities.  However, we may be unable to obtain such financing.  Investing in our common stock involves a high degree of risk. We are subject to risk factors specific to our business strategy and the health and wellness industry.  You should carefully consider all the risks described below, together with other information contained in this prospectus (including our financial statements and related notes), before making a decision to invest in our common stock. Our business could be harmed by any of these risks at any time. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

RISK FACTORS

General Risks Relating to the our Business and this Offering

We have only a limited operating history.  We have had only limited sales and revenue during our operating history. We have never been profitable. We cannot therefore forecast with any accuracy the results of operations for the next fiscal year, nor predict our need for cash. Our revenues may not grow as anticipated, and revenues are dependent on consumer acceptance of our products and website, our ability to market our products and website, the effect of competition, and general economic factors beyond our control.

We have competition in each of our business segments.

Health & Wellness Websites.  Pazoo.com is a site for people who want to live a healthy life and also want the same for their pets.  Based on our market research, we have not identified other web sites that offer our dual health and wellness offerings, catering to the health of people and pets.

There are indirect competitors, which offer medical advice such as WebMD. However, these sites have, in relative terms, a narrow focus on medical issues and don't focus on the broader area of health and wellness. We are not looking to be an in depth resource about a specific ailment or condition, which is the main focus for WebMD and other similar sites. In effect, we are not competing with those sites per se, because if you want specific information on a specific ailment or condition a consumer will perform internet searches and end up at sites such as WebMD.

People Focused.   We are about living a healthy and happy lifestyle which includes making sure that a visitor has the proper health and wellness experts involved in their lives when professionals are needed. On the people side we are looking for the same audience as Health.com, Shape.com, EveryDayHealth.com, etc., which are very informative sites. These sites primarily focus on diets and exercise. While Pazoo does provide content related to diets and exercise (as good, if not better than these competitors), we go beyond that offering a comprehensive look at health and wellness by going to areas like military health and wellness. We not only have professional writers addressing these issues but we have our Pazoo experts discussing these issues. In another words, we go outside the narrow focus that other sites have, utilizing our own Experts as well as professional writers. This combination is rare in health and wellness web sites.

Pet Focused.   We compete with websites in the pet owner space. These sites are usually more narrowly focused than Pazoo's approach to a broad view of the Pet world. Most pet sites are for shopping (Petco.com) or a specific area like adoption/rescue, etc. (Breeders.net, Dogfriendly.com -- travel advice). We take a broad view, providing an ongoing experience to learn more about a lot of different areas in the pet world. So, if a visitor is a pet lover (over 60% of American homes have pets) then this visitor can go to pazoo.com and find a wide array of topics and new information.

E-Commerce.  The online commerce market is rapidly evolving and intensely competitive, and we expect the competition to intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. In addition, the health improvement industry is intensely competitive. We currently or potentially compete with a variety of other companies. These competitors include:

1.	Direct competitors that specialize in or derive a substantial portion of their revenues from online retail and direct marketing of health and wellness products, including Vitacost;
2.	Various nutrition centers and vendors of other health related products such as sports nutrition, diet or other wellness products, including General Nutrition Centers; and
3.	Online vendors of dietary supplements, vitamins, minerals and herbs, with significant brand awareness, sales volume and customer bases, such as and VitaminShoppe.

We believe that the principal competitive factors in our market are brand recognition, selection, convenience, price, accessibility, customer service, and speed of order fulfillment. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than Pazoo. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Some of our competitors may be able to secure merchandise from vendors on terms that are more favorable, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to website and systems development than our company. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us may have a material adverse effect on our financial condition, operational results, business, and prospects.  Furthermore, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our financial condition, operational results, business, and prospects.

Pharmaceutical Testing Facilities.  There are high barriers to entry in the testing space, mostly due to the stringent regulatory risks and guidelines.  The risk factors set forth below relate to barriers and risks related to testing facilities in the State of Nevada, where MA Associates is applying for a State license as a testing facility.

1.
Local Regulatory Risk.  The primary local regulatory risk faced by medical marijuana facilities is that of the local municipality enacting a moratorium on the issuance of business licenses.  Some of the local municipalities have gone back and forth regarding whether and what categories of medical marijuana facilities they will allow in their jurisdiction.  Municipalities from the City of Henderson to the City of North Las Vegas have vacillated between a full moratorium, a moratorium on dispensaries only, and no moratorium at all.

2.
State Regulatory Risk.   On November 7th, 2000, 65% of Nevada voters passed 'Question 9' which went into effect October 1st, 2001. Question 9 amended the States' constitution recognizing the medical use of marijuana and removing the state-level criminal penalties for the use, possession and cultivation of marijuana by qualified patients.  Nevada marijuana laws allow the legal use of medical marijuana by a patient with 'written documentation' and a 'registry identification card’. The will of the people was codified in Nevada Revised Statute 453A. Despite the fact that the people of the State of Nevada expressed their wish to legalize medical marijuana in 2000, NRS 453A was not fully adopted until April 1, 2014.

3.
Federal Regulatory Risk.   Due to the current federal laws prohibiting the use of cannabis for any reason, medical or non-medical, the regulatory risks associated with federal enforcement of the Controlled Substances Act are the most serious threat to the medical marijuana industry as a whole.  Fortunately, the U.S. Department of Justice has taken an official stance on the matter and has declared that it will enforce the law to prevent sales to minors, sales by criminal enterprises or gangs, interstate commercial trade of medical marijuana, and medical marijuana as a pretext for trafficking other controlled substances.  The USDOJ has specifically declared that it will leave all other enforcement to the States to enforce as they see fit and in compliance with their own State laws.

There is only a limited public trading market for the common stock. Investors may not be able to resell their Conversion Shares, if at all, and thus could lose all or part of their investment. The common stock is listed on the OTC Bulletin Board under the symbol PZOO. Listing on the OTC Bulletin Board does not constitute any endorsement or approval of a listed company or its securities, and the OTC Bulletin Board does not review or monitor an issuer’s activities.   Our common stock is a “penny stock” (as defined in Exchange Act Rule 3a-51) which means that brokers can only buy or sell the common stock on an unsolicited basis. The penny stock rule and similar regulations will reduce the likelihood that a liquid trading market will arise for the common stock. The common stock may trade at less than the offering price. Because our stock is a “penny stock” a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, Pazoo's common stock.

In the absence of a security being quoted on NASDAQ, or the Company having $2,000,000 in net tangible assets, trading in the Common Stock is covered by Rule 15c2-6 promulgated under the Securities Exchange Act of 1934 for non-NASDAQ and non-exchange listed securities.  Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000 or $300,000 jointly with their spouse) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.  Securities are also exempt from this rule if the market price is at least $5.00 per share, or for warrants, if the warrants have an exercise price of at least $5.00 per share.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosures related to the market for penny stocks and for trades in any stock defined as a penny stock.  The Commission's regulations under such Act define a penny stock to be any NASDAQ or non-NASDAQ equity security that has a market price or exercise price of less than $5.00 per share and allow for the enforcement against violators of the proposed rules.  In addition, unless exempt, the rules require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule prepared by the Commission explaining important concepts involving the penny stock market, the nature of such market, terms used in such market, the broker/dealer's duties to the customer, a toll-free telephone number for inquiries about the broker/dealer's disciplinary history, and the customer's rights and remedies in case of fraud or abuse in the sale.  Disclosure also must be made about commissions payable to both the broker/dealer and the registered representative, current quotations for the securities, and if the broker/dealer is the sole market-maker, the broker/dealer must disclose this fact and its control over the market.  Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

While many NASDAQ stocks are covered by the proposed definition of penny stock, transactions in NASDAQ stock are exempt from all but the sole market-maker provision for (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor and (iii) transactions that are not recommended by the broker/dealer.  In addition, transactions in a NASDAQ security directly with the NASDAQ market-maker for such securities, are subject only to the sole market-maker disclosure, and the disclosure with regard to commissions to be paid to the broker/dealer and the registered representatives.

Sufficiency of Funds.  It is expected that the total amount of funds to be raised in this offering will enable the Company to continue to operate for the next 12 months.  The Company expects that it will become profitable within the next 9 months, however there can be no assurance that the Company will be able to become profitable according to this schedule, or ever.  If the Company cannot become profitable within the next 9-12 months, additional funding may be required for the Company's operations.  However, there can be no assurance that such funds will be available to the Company and/or that such funds will be available on terms acceptable to the Company.  Moreover the successful raising of such additional funds could further dilute the existing investors' ownership interest, resulting in diminished potential earnings and/or book value per equity owner.  If the Company is unable to complete this offering or to obtain any additional funds that may become necessary, the Company could be required to suspend or terminate operations entirely.

We may not be able to access the entire equity line.  There are certain restrictions which may limit the Company from gaining access to the full $5,000,000 available under the Equity Purchase Agreement.   The primary risk is the Company’s ability to maintain volume and price of its common stock.  Practically, the Company will not be able to do more than two "puts" a month on the equity line.  In order to draw down $5,000,000 over 36 months, the Company would need to average $140,000 a month. Pursuant to the prior Form S-1 for this Equity Purchase Agreement (declared effective July 3, 2014) the Company tendered Put Notices to Premier in the total amount of 15,000,000 for a total of $143,709.61.  Accordingly, $4,856,290.39 of the $5,000,000 remains. However, the Company can only draw at anyone time 400% of the average volume.  Currently, the stock price is approximately $.01 and the average volume is around 3,000,000 shares. Taking into consideration the discount on the purchase price, the Company would likely receive approximately $85,000 if it sent a "put" today (3,000,000 X 400% X $.01 X 70% = $84,000).  Two puts a month would be less than $170,000 and the Company would not likely be able to draw down the entire remaining $4,856,290.39 prior to the termination of the Equity Purchase Agreement.  However, if the volume were to increase to 5,000,000 and the stock price was at $.04 then the Company could receive over $1,000,000 for one tranche and could likely access the remainder of the $5,000,000.  A secondary risk is that only 40,000,000 shares are being registered pursuant to this S-1.  Dependent upon the stock price when “put notices” are made by the Company, additional registration statement(s) will likely need to be filed and declared effective to access the balance of the $5,000,000, and there is always a risk that Company may not be successful in getting those registration statement(s) effective.  Lastly, the Company could at some point be removed from the OTCQB or OTCBB which could potentially jeopardize the effectiveness of the S-1.

We may raise capital in future offerings. We cannot predict the terms of these offerings nor the price at which shares of common stock may be offered. An offering might require the participation of institutional investors, which are more likely to demand more stringent terms for any placement.  We have not determined the terms for any future offering.  Any future offering may be for common stock, or may be for a security with rights superior to that of the common stock. In connection with any offering, we may be required to add investor’s representatives to the Board of Directors, or may be required to commit to other conditions. If other conditions are not met, existing investors could have their rights or equity ownership substantially diluted. We cannot at this time determine the terms of any follow-on offering or whether it will ever occur.

Pazoo cannot assure that the offering price of the Shares is an accurate reflection of its value.  The offering price of the Shares has been arbitrarily determined by Pazoo taking into account the business history and prospects of Pazoo, the number of securities to be offered, and the general condition of the securities market, all as assessed by Pazoo’s management.  Such prices bear no relationship to the assets, earnings or net tangible book value of Pazoo or any other traditional criteria of value.  See “Terms of the Offering” and “Description of Securities.”

Dependence on Key Personnel and Management of Growth.  The Company's success and growth will depend upon its ability to attract and retain skilled employees and the ability of its officers and key employees to initiate and to manage successfully any growth.  Any failure to do so could have a material adverse effect on the Company's operations.  The Company expects that, in order to attract and retain skilled employees, the Company will have to offer to such prospective employees an equity participation in the Company.  Such equity participation could dilute the existing investors' ownership interest, resulting in diminished potential earnings per share and/or book value.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. We have devoted significant resources to remediate and improve our internal controls. Although we believe that these efforts have strengthened our internal controls and addressed many of the concerns, we are continuing to work to improve our internal controls, including in the areas of access and security. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Restrictions on transferability of securities will limit the ability of purchasers to transfer their Shares.  The Securities offered hereby will be “restricted securities” within the meaning of the Securities Act and, consequently, will be subject to the restrictions on transfer set forth in the Securities Act and the rules and regulations promulgated thereunder, such as Rule 144.  In addition, such securities are subject to restrictions on transfer under applicable state securities laws under which such securities are sold in reliance on certain exemptions or under the provisions of certain qualifications.  As restricted securities, the securities may not be sold in the absence of registration or the availability of an exemption from such registration requirements.  See “Terms of the Offering—Restricted Securities.”

The Equity Purchase Agreement and similar financial arrangements in the future will cause dilution to all common stock holders.  Our articles of incorporation authorize the issuance of up to 980,000,000 shares of our common stock with a par value of $0.001 per share. Our Board of Directors may choose to issue some or all of such shares to acquire one or more companies or products and to fund our overhead and general operating requirements.  The tender of a “put notice” with regard to the Equity Purchase Agreement will result in such an issuance of the Company’s common stock.  The issuance of any such shares will reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will reduce the proportionate ownership and voting power of all current stockholders. Further, such issuance may result in a change of control of our company.

There has been no representation of Investors in the preparation of this Offering. No independent opinion on behalf of prospective investors regarding the fairness of terms on which the Shares are offered hereby has been obtained by Pazoo.  Prospective investors will be relying on the disclosures set forth in this Memorandum and the additional materials it refers to directly and on the business and investment background and experience of themselves and any advisors engaged by them as the basis for an investment decision by them.  See “Additional Materials.”

For all of the foregoing reasons and others set forth herein, an investment in the Securities involves a high degree of risk.  Any person considering an investment in the securities offered hereby should be aware of these and other risk factors set forth in this Memorandum.

USE OF PROCEEDS

Management of Pazoo intends to use the proceeds of this equity line in what it believes to be the best interests of the Company. Accordingly, the following table sets forth management’s present intentions. However, the proceeds of this equity line may be used in different ways than those set forth in the following table because of a change in circumstances or some other reason that, in the business judgment of management, requires a different use of such proceeds.  This column assumes the sale of all Notes for the purposes of illustration.

Working Capital	$5,000,000

Pazoo will need working capital to purchase inventory, prepare product and ship for pending orders, maintain the content on its website (www.pazoo.com) and meet its further contractual obligations for its other business ventures.

DETERMINATION OF OFFERING PRICE

All shares being registered may be sold by the Selling Security Holder without our involvement.  The actual price of the stock will be determined by prevailing market prices at the time of any “Put Notice”, as defined in the Equity Purchase Agreement, which is 70% of the lowest reported trade of the Company’s common stock during the “Put Period” as defined in the Equity Purchase Agreement.

DILUTION

The common stock being registered by the Selling Shareholders is 15.40% of the currently issued and outstanding common stock of the Company when taking into account the possible future issuance of all 40,000,000. In addition, 121,352,600 shares not being registered hereunder are being reserved for the possible future conversion of the Series A Preferred Stock previously sold. Also, at January 31, 2015 there were 119,000,000 preferred stock warrants outstanding, each exercisable for 1 common share at a weighted average exercise price of $2.20 per share and 5,996,429 common stock warrants outstanding, each exercisable at for 1 common shares at a weighted average exercise price of $0.067.  Accordingly, dilution will occur to our existing shareholders if the holder of the Series A Preferred Stock elects to convert its shares into common stock and/or exercises its Warrants.  If ICPI were to convert its Series A Preferred Shares it would represent 117,852,570 common shares valued at an acquisition cost of between $0.04 and $0.50 per share.  In the event that ICPI were to convert all of its Series A Preferred Stock there would be immediate dilution which will be absorbed by Selling Shareholder.

	Number	Percent
Existing Stockholders	219,731,242	28.66%
Fully Converted Series A Preferred Stock	121,352,600	15.83%
Warrants Fully Exercisable	124,996,429	16.31%
Future Committed Expert Issuances	2,580,000	0.34%
Future Committed Consultant Issuances	4,325,000	0.56%
Stock Issuable Upon Convertible Notes	293,578,847	38.30%
Fully Diluted Total	766,564,118	100.00%

SELLING SECURITY HOLDER

The Company is not making an initial public offering of its common stock.  40,000,000 shares are being registered pursuant to this Form S-1.  Only the Selling Security Holder listed below may re-sell their shares into the public market as soon as practical after the effective date of this registration statement.  We are registering, for offer and sale, 40,000,000 shares of common stock issued, or to be issued, to the Selling Security Holder listed below.  In the event that fewer than 40,000,000 shares are issued to the Seller Security Holder, registration of the unissued shares will be terminated.

The following table sets forth information as of the date of the filing of this registration statement, with respect to the beneficial ownership of our common stock by the Selling Security Holder. The shares being offered hereby are being registered in accordance with a certain Registration Rights Agreement and Equity Purchase Agreement, each dated April 4, 2014, and the Selling Security Holder may offer all or part of their shares for resale from time to time. However, the Selling Security Holder is under no obligation to sell all or any portion of such shares nor is the Selling Security Holder obligated to sell any shares immediately upon effectiveness of this registration statement. The termination date of this Registration Statement is April 3, 2017.

Name and Address of Beneficial Owners of Common Stock	Ownership Before Offering	% Owned Before Offering (1)	Total Shares Offered for Sale	Total Shares After Offering(2)	% Owned After Offering (3)
Premier Venture Partners, LLC
4221 Wilshire Blvd., Suite 355	6,116,245	2.78%	40,000,000	46,116,245	17.76%
Los Angeles, California 90010

(1)	Based on 219,731,242 common shares outstanding prior to the registration statement.
(2)	This amount includes all shares held by the selling shareholder, 0 shares remaining under a prior S-1 declared effective July 3, 2014; and if all 40,000,000 shares were issued under this Form S-1.
(3)
If all 40,000,000 shares were to be issued in the future and provided that the Selling Security Holder had not resold any shares.  However, the Equity Purchase Agreement contains a contractual limitation that Premier Venture Partners, LLC is prohibited from owning more than 4.99% of the outstanding common shares of the Company at any one time.

(4)	The control person of Premier Venture Partners, LLC is Jeffrey Maller.

PLAN OF DISTRIBUTION

We are registering 40,000,000 shares in accordance with a certain Equity Purchase Agreement, dated April 4, 2014.  The actual price of the stock will be determined by prevailing market prices at the time of any “Put Notice” as defined in the Equity Purchase Agreement, which is 70% of the lowest reported trade of the Company’s common stock during the “Put Period” as defined in the Equity Purchase Agreement.  We will receive 100% any proceeds from the sale of the shares to the Selling Security Holders, but will not receive any proceeds upon the re-sale of such shares by the Selling Security Holder. The percentage of the total outstanding common stock being registered to be offered by the Selling Security Holders is 15.40% based upon the 259,731,242 common shares if all 40,000,000 were to be issued.

In the event that the Selling Security Holders enter into an agreement, after the effective date of this Registration Statement, to sell their shares through a broker-dealer that acts as an underwriter, we will file a post-effective amendment to this Registration Statement and file the agreement as an exhibit to the amended Registration Statement. The amendment will identify the underwriter, provide the required information on the plan of distribution and revise the appropriate disclosures in the Registration Statement.

Any underwriter, dealer, or agent who participates in the distribution of the securities registered in this Registration Statement may be deemed to be an "underwriter" under the Securities Act. Further, any discounts, commissions, or concessions received by any such underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. In the event an “underwriter” will assist in the sale of the shares, we will disclose:

1.	the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriters for the shares purchased from the Selling Security Holders, and

2.	any discounts, commissions, and other items constituting compensation from the Selling Security Holders, and

3.	any discounts, commissions, or concessions allowed, realized or paid to dealers, and

4.	the proposed selling price to the public

Pursuant to Regulation M of the General Rules and Regulations of the Securities and Exchange Commission, no person engaged in a distribution of securities on behalf of a Selling Security Holder may simultaneously bid for, purchase or attempt to induce any person to bid for or purchase securities of the same class during the period of time starting five business days prior to the commencement of such distribution and continuing until the Selling Security Holder, or other person engaged in the distribution, is no longer a participant in the distribution.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in such states only through registered or licensed brokers or dealers in those states. In addition, in certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which Pazoo, Inc. has complied.

In addition and without limiting the foregoing, the Selling Security Holder will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

We will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states) other than commissions, expenses, reimbursements and discounts of underwriters, dealers or agents, if any.

Any purchasers of our securities should be aware that any market that develops in our stock would be subject to the penny stock restrictions.

OTCBB Considerations

OTCBB securities are not listed or quoted on the floor of an organized national or regional stock exchange. Instead, OTCBB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTCBB stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. We are not permitted to file such application on our own behalf. We do not have an agreement with a market maker to file an application with FINRA on our behalf to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part. We intend to contact market makers in the future to file an application with FINRA on our behalf. There can be no assurance that a market maker will agree to file an application or that if one agrees to file an application that its application will be accepted by FINRA. If a market maker agrees to file an application with FINRA, we cannot estimate the time period that the application will require to be approved by FINRA.

The OTCBB is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTCBB. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCBB.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTCBB has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company assuming all FINRA questions relating to its Rule 211 process are answered accurately and satisfactorily. The only requirement for ongoing inclusion in the OTCBB is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate that quotation on the OTCBB will increase liquidity for our stock, investors may have difficulty in getting orders filled because trading activity on the OTCBB in general is not conducted as efficiently and effectively as with NASDAQ-listed securities. As a result, investors’ orders may be filled at a price much different than expected when an order is placed.

Investors must contact a broker-dealer to trade OTCBB securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

OTCBB transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the OTCBB, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because analysts do not usually follow OTCBB stocks, there may be lower trading volume than for NASDAQ-listed securities.

Section 15(g) of the Exchange Act

Section 15(g) of the Exchange Act will cover our shares and Rules 15g-1 through 15g-6 promulgated thereunder. Securities regulations impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules (but is not applicable to us).

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Rule 3a51-1 of the Exchange Act establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $4.00 per share or with an exercise price of less than $4.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately near future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

●	The basis on which the broker or dealer made the suitability determination, and
●	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, which is likely, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it difficult to dispose of our securities.

State Securities – Blue Sky Laws

There is no established public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities regulations or laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws.  Absent compliance with such individual state laws, our common stock may not be quoted in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

DIVIDEND POLICY

We have never paid cash or any other form of dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

DESCRIPTION OF SECURITIES

General

Pazoo’s authorized capital consists of 980,000,000 number of  shares of common stock, $0.001 par value, and 20,000,000 shares of preferred stock, $0.001 par value in Series A, Series B and Series C.

Common Stock

The holders of the common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders.  Shares of common stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding stock will be able to elect the entire Board of Directors and, if they do so, minority shareholders would not be able to elect any persons to the Board of Directors.  Pazoo’s Bylaws provide that a majority of the issued and outstanding shares of Pazoo shall constitute a quorum for shareholders’ meetings, except with respect to certain matters for which a greater percentage quorum is required by statute or the Bylaws.

Shareholders of Pazoo have no preemptive rights to acquire additional shares of common stock or other securities.  The common stock is not subject to redemption and carries no subscription or conversion rights.  In the event of liquidation of Pazoo, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and the payment of any liquidation preference, if any, to the holders of common stock then issued and outstanding.

Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.  Pazoo seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

Preferred Stock

The Board of Directors will have the authority, without further action by the stockholders, to issue up to 20,000,000 shares of Preferred Stock in one or more series with designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock.  We currently have authorized 10,000,000 Series A Convertible Preferred Stock, 2,500,000 Series B Non-Convertible Preferred Stock, and 7,500,000 Series C Convertible Preferred Stock which could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult.   Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock.  As of September 30, 2014, the date of the accompanying financial statements, there are 1,178,643 shares of Series A Preferred Stock issued and outstanding.  Our Board of Directors has authorized up to 2,500,000 shares of Series B Preferred Stock and 1,187,500 are issued and outstanding.  Our Board of Directors has authorized up to 7,500,000 shares of Series C Preferred Stock.   The Company intends to issue certain of the Series C Preferred Stock in conjunction with the Company’s recent acquisition of a 40% equity interest in MA & Associates, LLC.

Preferred Stock	Series A	Series B	Series C
Convertible	100 to 1	Contingent Event	100 to 1
Dividend	5% in preferred stock	No	No
Voting	No	200 to 1	No
Total Shares	10,000,000	2,500,000	7,500,000

Voting Rights

Holders of common stock have the right to cast one vote for each share of stock in his or her own name on the books of the corporation, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including the election of Directors.  There is no right to cumulative voting in the election of Directors.  Except where a greater requirement is provided by statute or by the Articles of Incorporation, or by the Bylaws, the presence, in person or by proxy duly authorized, of the holder or holders of a majority of the outstanding shares of our common voting stock shall constitute a quorum for the transaction of business. The vote by the holders of a majority of such outstanding shares is also required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Company's Articles of Incorporation.

Dividend Policy

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or;
2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Pazoo's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.  Pazoo considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise.  If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in Pazoo's Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities.  Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock which would result in dilution of the income per share and net book value of the common stock.  Issuance of additional common stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock.  The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance.  Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to Pazoo's common stock or any other series of preferred stock which Pazoo may issue.  The Board of Directors may issue additional preferred stock in future financings, but has no current plans to do so at this time.

The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Pazoo.

Transfer Agent

The transfer agent for the common stock is VStock, Inc. with an address at 77 Spruce Street, Suite 201, Cedarhurst, New York 11516 with a website of www.VStockTransfer.com.

MARKET FOR SECURITIES

Public Market for Common Stock.

Our common stock is currently quoted on the OTCBB maintained by FINRA

In general, under Rule 144, a holder of restricted common shares who is an affiliate at the time of the sale or any time during the three months preceding the sale can resell shares, subject to the restrictions described below.

If we have been a public reporting company under the Exchange Act for at least 90 days immediately before the sale, then at least six months must have elapsed since the shares were acquired from us or one of our affiliates, and we must remain current in our filings for an additional period of six months; in all other cases, at least one year must have elapsed since the shares were acquired from us or one of our affiliates.

The number of shares sold by such person within any three-month period cannot exceed the greater of:

●	1% of the total number of our common shares then outstanding; or

●
The average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice on Form 144 with respect to the sale is filed with the SEC (or, if Form 144 is not required to be filed, the four calendar weeks preceding the date the selling broker receives the sell order). This condition is not currently available to the Company because its securities do not trade on a recognized exchange.

Conditions relating to the manner of sale, notice requirements (filing of Form 144 with the SEC) and the availability of public information about us must also be satisfied.

Most of our outstanding shares of our common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. For the purposes of Rule 144, Pazoo, Inc. is a development stage company, and holders of restricted securities need not concern themselves with the “shell company” limitation, the SEC has adopted in the final rules amending Rule 144, which have become effective on February 15, 2008. However, if we are no longer considered a development stage company, we do not have the requisite revenue and/or assets we may be deemed a “shell company” and the “shell company” limitations contained in Rule 144 apply.  In that case, pursuant to the new Rule 144, one year must elapse from the time a “shell company,” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act, unless the issuer is a development stage company, ceases to be a “shell company” and files a Form 8-K addressing Item 5.06 with such information as may be required in a Form 10 Registration Statement with the SEC, before a restricted shareholder can resell their holdings in reliance on Rule 144. Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Exchange Act. Under the amended Rule 144, restricted or unrestricted securities that were initially issued by a reporting or non-reporting shell company or a company that was at any time previously a reporting or non-reporting shell company, can only be resold in reliance on Rule 144 if the following conditions are met:

1.	the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company;

2.	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

3.
the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports; and

4.	at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

In the event we become a “shell company”, when we are no longer considered a development stage company, we will need to comply with the foregoing provisions.

Current Public Information

In general, for sales by affiliates and non-affiliates, the satisfaction of the current public information requirement depends on whether we are a public reporting company under the Exchange Act:

●
If we have been a public reporting company for at least 90 days immediately before the sale, then the current public information requirement is satisfied if we have filed all periodic reports (other than Form 8-K) required to be filed under the Exchange Act during the 12 months immediately before the sale (or such shorter period as we have been required to file those reports).

●
If we have not been a public reporting company for at least 90 days immediately before the sale, then the requirement is satisfied if specified types of basic information about us (including our business, management and our financial condition and results of operations) are publicly available.

However, no assurance can be given as to:

●	the likelihood of a market for our common shares developing,
●	the liquidity of any such market,
●	the ability of the shareholders to sell the shares, or
●	the prices that shareholders may obtain for any of the shares.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

Other than those set forth in the Registration Rights Agreement, we have not granted registration rights to the selling shareholders or to any other persons.

BUSINESS AND PLAN OF OPERATION

Our Company

We are a health and wellness company. Presently, our primary business is pazoo.com, an online, content driven, ad supported health and wellness web site for people and their pets. Additionally, this site has e-commerce functionality which allows pazoo.com to be an online retailer of nutritional foods/supplements, wellness goods, and fitness apparel. Pazoo, Inc. does not have any brick and mortar establishments. At present our only revenue source is www.pazoo.com which generates product sales and online advertising revenue. As of September 30, 2014, we had total assets of $438,679 and plan to make additional investments in online content.

The primary mission of pazoo.com is to deliver health and wellness content in the form of media, articles, blogs, videos and other media/content. Additionally, www.pazoo.com delivers healthy cost-effective nutritional products based on relationships with leading manufacturers in the health improvement industry.  In other words, pazoo.com is a user-friendly, attractively designed web site and e-commerce portal for total health and wellness information and health products for individuals and their pets.  We seek to enhance visitors’ experiences to our website by providing total health content and health products including foods, drinks, supplements, wellness merchandise, and health/wellness advice. Pazoo.com’s primary target demographic is health conscious adults ages 24 - 54 seeking to better their personal well-being and complement their daily lifestyles with consumer products items that are part of and promote a healthy lifestyle.

We expect to benefit from the size and growth of the e-commerce market and to increase our revenues and operating cash flow by acquiring additional customers through enhanced content. The U.S. overall market for e-commerce retail sales includes 20,000 companies with estimated revenue of $270 billion with global revenue for internet retailing exceeding more than $1 trillion annually. Consumer disposable income coupled with effective marketing are key growth drivers in the development of the output for US electronic shopping.1

Lines of Business

We currently have three lines of business relating to and revolving around the health and wellness arena:

●
Advertising Revenue from Our Website, www.pazoo.com.  Through advertising providers and agencies, pazoo.com is paid for every ad impression that appears on a page for which a visitor goes to. As we build our visitor base, ad revenue will increase. However, just having the traffic does not effectively increase advertising revenue. To get the full value of each visitor, the time on site must be long enough so that a visitor is interested in going to multiple pages for which there are ads on each page. The only way this will transpire is if the visitor’s experience is gratifying. This is why pazoo.com is so focused on quality content that’s interesting and informative. A bad visitor experience will result in a low time on site and fewer page views. Internet tracking tools have much improved over the past decade and will continue to improve in the coming years, especially when it comes to advertising and overall website analytics. Pazoo continues to constantly improve is this area at all times. Pazoo.com has seen a strong increase in its viewership as shown by the recent average time spent on site for the period March 2014 to May 2014 of five minutes and forty seconds versus three minutes and twenty-seven seconds for the same time period from December 2013 to February 2014 with the same amount of page views.

Pazoo.com has a unique and compelling online marketing platform. Pazoo.com offers the following important marketing advantages to its target audiences:

1.	A comprehensive solution as a content source – information on a full spectrum of disciplines within the health and wellness marketplace;
2.	Health and wellness experts that have expertise in these varied disciplines and write about their areas expertise; and
3.	Content that is both for the health and wellness of people as well as their pets (over 50% of American homes have pets).

●
E-commerce. Our e-commerce offerings will increase as we build the traffic coming to pazoo.com. In this way we could establish a revenue source over and above advertising to increase the value of each visitor. We have the following e-commerce elements ready for an activated marketing program:

1.	An e-commerce platform that is functional;

 1 Excerpt from Internet & Mail-Order Retail Industry Profile, First Research, Last quarterly update 11/18/13.  Obtained at http://www.firstresearch.com/Industry-Research/Internet-and-Mail-Order-Retail.html

2.	Relationships with manufacturers, distributors and other e-commerce companies so that increasing product offerings will not be time consuming;
3.	Members on the pazoo.com content team with merchandising experience: i.e. a Pazoo expert is buyer of pet products for a large pet retailer; and
4.
Members on the pazoo.com content team that are experienced in e-commerce marketing; i.e. we will look to offer our consumers low cost and timely delivery of product by negotiating with shipping companies to offer a flat rates on various products.

●
Pharmaceutical Testing Facilities.   We entered this arena through our recent acquisition of a 40% minority equity stake in MA & Associates, LLC. MA & Associates was launched in September of 2013 to provide quality control services to the medical cannabis industry. MA & Associates’ primary mission is to protect the public health by providing infrastructure and analytical services to legally authorized distributors and producers of cannabis and to regulators tracking their operations.

The company will provide the medical cannabis industry guidelines on how the regulation and inspection by public health authorities is to be implemented.  MA & Associates’ primary customer base includes all of the licensed cannabis cultivators, in the State of Nevada, and their customers are required by law to have their products tested before they can be transferred to the dispensaries.  As such, we are in a unique position to provide the mandated health and safety testing upon which this burgeoning industry must hinge.

Growth Strategy

We plan to grow our assets and earnings per share by employing the following business strategies:

●
Continue to Invest in www.pazoo.com.   We look to leverage our in-house experts and industry contacts to expand our market presence.  On our website, the Pazoo.com experts blog on health and wellness within their areas of expertise, disseminating information on trends, developments and other pertinent industry facts. Additionally, through its own writers and other outside content sources, Pazoo.com provides videos and articles on health and wellness and provides an additional focus on the latest total health concepts.

The purpose of these various sources of content is to offer a creative solution that comprehensively covers the full spectrum of disciplines within health and wellness. This comprehensive solution has become compelling for our visitors because we have focused on offering vital and entertaining information content that is updated periodically throughout the day.  Combining our strategy to be an online library of comprehensive health and wellness information with multiple sources of well written content has helped to establish pazoo.com as a leading provider of total health and wellness.

●
Focus on E-commerce.   The product offerings on pazoo.com’s e-commerce platform will expand in terms of the number of products offered when our visitor base increases and management will put more marketing dollars into this business line. At that point, additional manufacturing relationships will be cultivated which will be a main factor in increasing the product offerings on pazoo.com.

●
Grow Secondary Revenue Streams. Pazoo is a health and wellness company with a strategy of growing revenues through a number of sources. From our inception, the strategy has been to be an integrated health and wellness company offering quality products and services in many lines of business which include the following:

1.
Advertising revenue through more traditional media outlets, such as television and radio. The internet has given direct response an inexpensive, effective way to test a direct response offer in terms of the product itself, the pricing of that product, the messaging associated with that product and the target audience. Limited, focused, pay per click (PPC) campaigns can be effectively executed for a fraction of broadcast costs. If a test campaign can successfully determine the elements for a profitable PPC, on line campaigns can be rolled out leading to testing for traditional media outlets such as television, radio and print.

The criteria that Pazoo will use to determine if a product justifies an on line test is the following: how innovative and marketable is a product; how well does the product work; is this product attractive to a large audience; is the product priced in a way that the target audience would perceive value; is there a large enough gross margin in terms of dollars to finance the media while generating a strong profit.

Pazoo has found the first product that fits the above criteria. Shortly, we will be testing the product for its effectiveness. This product fits our criteria for audience requirements and financial modeling.

2.
Consulting services featuring our experts. Generally, our Experts regularly advise consumers and/or companies on matters related to each Expert’s specific discipline. At some point in the future, it would be a natural extension of our relationship with the Experts to find them “for pay” consulting engagements. The consulting engagement could be in the form of working with a person one-on-one or advising a small or large group in a forum or presentation.  For Pazoo, this would be a natural extension of our relationship with our Experts (which is already provided for in their contracts with Pazoo). Additionally, with the size of the Pazoo.com audience we have a built in solicitation vehicle for our Experts’ services. Additionally, the Pazoo management is regularly meeting with potential customers for consulting services. The attractive part of this additional revenue stream is that the risk is minimal because there is not meaningful overhead attached to it as a startup opportunity. And, Pazoo only has to pay the Experts when it gets paid.

3.
Pazoo branded events like forums and conventions. As a further extension to our consulting business, Pazoo will put on its own health and wellness forums or conventions. Once the consulting business has enough transactions, visibility and awareness, Pazoo can put on a forum which would be marketed using the Pazoo brand which will have substantial awareness, promoted through the pazoo.com web site and existing partnerships, and feature our own Experts. By rolling out this division in the aforementioned manner, Pazoo will be effectively able to introduce this service without exposing itself to some of the risks that others are exposed to when they enter the public forum business.

●
Opportunistically Pursue Strategic Acquisitions.   We plan to selectively pursue strategic, investments in, or acquisitions of, companies (like MA & Associates) and assets that are complementary to our existing lines of business. We believe that our existing management platform can support more assets without significant increases to our infrastructure due to the scalable nature of our operations.

Marketing and Promotion

To achieve our marketing goal and objective of being the leading provider of health and wellness content, services and products, our marketing strategy has focused on the following:

●	Strengthen the Pazoo.com brand name;
●	Increase customer traffic to the Pazoo.com website;
●	Continue to build strong customer loyalty; and
●	Maximize repeat involvement with our visitors and develop incremental revenue opportunities.

We have and will utilize a variety of marketing tools to increase traffic on pazoo.com and awareness about this site.  These marketing tools include the following:

On-Line Marketing
●	Search Engine Optimization (SEO)
●	Pay-per-click marketing
●	Social media (Facebook, Twitter, Instagram, YouTube)
●	Online promotions
●	Online promotional partners – event marketing

Brick and Mortar Marketing and Promotion
●	Take advantage of market relationships from suppliers and retailers
●	Take advantage of combined sales efficiencies from online as well as off-line
●	Build strong relationships with suppliers from both a sales standpoint as well as a promotional standpoint

By marketing and advertising pazoo.com, we are able to drive our targeted audience to pazoo.com while increasing awareness about pazoo.com as the leading on line health and wellness community for people as well as their pets. In fact, to retain awareness we have added a memorable tagline to the pazoo.com’s logo ‘Be Inspired. Live Powerful.’ This challenging tagline is an example of pazoo.com having its own personality that stands out and can be remembered.

We feel that loyal, satisfied visitors to our site have vast potential to generate additional visits as returning visitors as well as word-of-mouth sources for new visitors to come to pazoo.com.  However, to maintain this loyalty we have to maintain high quality content on pazoo.com that’s constantly being updated.

Please note that as pazoo.com’s traffic and revenue increase, Pazoo will cost effectively continue to increase the content to the site as well as the quality of this content. To have successful advertising sales, there needs to be a long term commitment to quality content so that all returning visitors will know that we are source of broad based, high quality health and wellness content. Though content development is a manageable, yet increasing expense, this cost highlights an important market advantage for pazoo.com. A large part of our content development cost does not require cash outlays (the compensation is in stock). This reduces our cash requirements. However, this situation exemplifies the ever increasing barrier to entry for others to create a health and wellness web site. Since pazoo.com launched its web site the cost of content has significantly gone up as well as marketing costs while ad revenues haven’t moved in a comparable manner. So, startup costs today and cash flow requirements have become much more challenging since pazoo.com launched its first version of pazoo.com.

Industry Trends

●
Steady and Rapid Growth in Online Advertising. Over the past decade in particular, the internet has changed the landscape of how we share and obtain information.  More and more businesses are realizing the power of an online presence and are taking their businesses to the internet for marketing, brand recognition, and sales.  The industry trend for 2015 is that online advertising and online marketing will continue to increase and permeate aspects of both business and personal life.

Specifically, content marketing will continue to increase. By consistently creating and disseminating content through an array of online channels, businesses are reaching consumers and retaining consumer bases in a whole new way.  Further, Social Media will continue to be a powerful driving force in online advertising, marketing, and branding. Finally, Mobile content will be increasingly necessary and important.  Due to the ever expanding use of smartphones and mobile devices, consumers are spending more time searching and purchasing products and information on their handheld devices than ever before.

MANAGEMENT

The name, age, and position of our present officers and directors is set forth below:

Name	Age	Title
Steven Basloe	63	President, Chairman of the Board of Directors
David Cunic	35	Chief Executive Officer, Director
Ben Hoehn	33	Chief Operating Officer, Chief Financial Officer, Director

Steven Basloe – President, and Executive Vice President of Marketing/Sales, Chairman of the Board
Steven Basloe holds a Bachelor of Science degree and a Master in Business Administration in Marketing, as well as a Juris Doctorate, all from Syracuse University.  Mr. Basloe brings over three decades of sales and marketing experience to Pazoo and will play a key role in developing strategic plans for advertising, sales, marketing, and distribution.  Since 1996, Mr. Basloe has served as owner of SMB Marketing Group, Inc. where he successfully provided consulting services in creative and strategic planning to major corporations such as Bertelsmann, Warner’s, Samsung, S. Rothschild, and Alfred Haber Distribution.  He was chosen to serve as the Chairman of the Board of Directors based on his previous success in operating SMB Marketing Group, a full service marketing firm providing strategic marketing, sales consulting services, planning and creative production for marketing, advertising and promotions. He maintained 100% responsibility for budgeting, planning and execution for his client’s campaigns based strategy and planning.

David M. Cunic – Chief Executive Officer, Director
David Cunic is a member of various physical therapy and community service organizations and was an owner and manager of DMC Athletics & Rehabilitation, Inc. (DMC) from its founding in 2006 until he sold his interest in November 2013.  David had grown the company from himself, as the only employee, to 23 employees in just over seven years with sales reaching approximately $2 million per year.    Educated with a Bachelor of Health Science and Master of Physical Therapy from the University of New England, David is highly trained in sports medicine, orthopedics, and manual therapy and has had the honor of working with prestigious doctors from numerous professional and Olympic sport teams.  In addition, prior to forming DMC, he has worked at inpatient facilities and has managed several outpatient orthopedic clinics.  Mr. Cunic periodically refines his knowledge and manual skills through workshops and continuing education seminars, but what makes him truly unique is his ability to relate to his patients, which is a result of receiving intensive physical therapy himself for four years.  David is a certified personal trainer and a licensed referee for the United States Soccer Federation.  He was chosen to serve as the CEO and on the Board of Directors based on the fact that it was his vision and concept to create Pazoo, Inc.

Ben Hoehn – Chief Operating Officer, acting Chief Financial Officer
Ben Hoehn has both a Bachelor and a Master of Science in Criminal Justice from the University of Cincinnati.  He was formerly the Chief Operating Officer for all 3 of DMC Athletics and Rehabilitation’s physical therapy and personal training facilities, in New Jersey as well as DMC's Nutritional Line.  He had held this post since April 2010, managing its current staff, handling all day to day business operations and implementing new policies and procedures to ensure patient satisfaction.  Prior to his work at DMC, from 2007 to 2010 he was employed in Cincinnati by Community Police Partnering Center, a non-profit organization that worked with the Cincinnati Police Department in crime and problem solving techniques.  His duties included developing, extracting, and analyzing criminal data as well as providing technical and analytical assistance to all stages of the criminal problem solving process.

Executive Compensation.

Summary Compensation Table
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Steven Basloe,	2014	-	-	-	-	-	-	-	-
President and Director	2013	11,538	-	-	-	-	-	16,750(1)	28,288

David Cunic,	2014	-	5,250	-	-	-	-	22,000(2)	27,250
CEO and Director	2013	-	-	-	-	-	-	-	-

Ben Hoehn,	2014	29,833	5,250	-	-	-	-	16,784(3)	51,867
COO/Acting CFO	2013	2,308	-	-	-	-	-	-	2,308

(1)	Steven Basloe earned $11,538 as a Pazoo employee and $16,750 as a 1099 consultant.
(2)	David Cunic earned $5,250 as a Pazoo employee and $22,000 as a 1099 consultant.
(3)	Ben Hoehn earned $29,833 as a Pazoo employee and $16,784 as a 1099 consultant.

Limitation of Liability and Indemnification

The Articles of Incorporation of Pazoo limits or eliminates the personal liability of directors for damages for breaches of their fiduciary duty, unless the director has engaged in intentional misconduct, fraud or a knowing violation of law, or paid a dividend in violation of the Nevada Revised Statutes.

Pazoo’s Articles of Incorporation provisions may be interpreted to provide for the indemnification of officers and directors for certain civil liabilities, including liabilities arising under the Securities Act.  In the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of January 31, 2015, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of our common stock and by the executive officers and directors as a group. Except as otherwise indicated, all shares are beneficially owned directly and the percentage shown is based on 219,731,242 shares of common stock.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class

Common	Steve Basloe	15,000,000	6.8%
	560 Sylvan Avenue
	Englewood NJ 07632

Common	David Cunic	15,000,000	6.8%	(1)
	13 Old Mill Drive
	Denville NJ 07834

Common	Ben Hoehn	2,500,000	1.1%	(2)
	32 Osborne Place
	West Orange, NJ 07052

Common	Total Beneficial Ownership	32,500,000	14.8%

Common	Total Issued and Outstanding	219,731,242	100.0%

(1)	Mr. Basloe's beneficial ownership includes 1,000,000 shares of stock issued in the names of his four children at his request and direction.
(2)	Ben Hoehn is the Chief Operating Officer and replaced Gina Morreale as Secretary and Treasurer in September 2011.

As of January 31, 2015, shares of the Company's common stock was issued and outstanding was 219,731,242.

As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Pazoo, Inc.
Cedar Knolls, New Jersey

We have audited the accompanying balance sheets of Pazoo, Inc. (the "Company") as of December 31, 2013 and 2012, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companysis for designing audit procedures that are appropriate in the circumstances, but not for the purpose es examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pazoo, Inc. as of December 31, 2013 and 2012 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Managements, plans regarding those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

March 31, 2014

PAZOO, INC
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	December 31, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$35,848	$130,556
Accounts receivable	33,461	58,360
Inventories	4,129	6,808
Prepaid expenses	1,911	3,536
Allowance for Doubtful Accounts	-	(13,300)

Total current assets	75,349	185,960
Property and equipment, net	-	-

Total assets	$75,349	$185,960

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$64,846	$19,081
Accrued liabilities	-	3,410
Loans payable	3,000	18,302
Convertible debt, net of discount of $48,151	1,849	-
Derivative liability	172,049	-

Total current liabilities	241,744	40,793

Stockholders' equity (deficit):
Common stock, $0.001 par value; 980,000,000 shares authorized, 101,409,500 and 72,142,000 shares issued and outstanding at December 31, 2013 and 2012, respectively	101,410	72,142
Convertible preferred stock, Ser. A, $0.001 par value, 10,000,000 shares authorized, 9,233,935 shares issued and 5,542,814 shares outstanding at December 31, 2013. 2,400,000 shares issued and outstanding at December 31, 2012.	9,234	5,543
Preferred stock, Ser. B, $0.001 par value, 2,500,000 shares authorized, 1,187,500 and 1,375,000 shares issued and outstanding at December 31, 2013 and 2012, respectively	1,187	1,375
Preferred stock, Ser. C, $0.001 par value, 7,500,000 shares authorized, no shares issued and outstanding at December 31, 2013 and 2012	-	-
Warrants, 7,000,000 and 2,400,000 warrants issued and outstanding at December 31, 2013 and 2012, respectively	-	-
Additional paid-in capital	2,242,140	1,862,082
Retained earnings (accumulated deficit)	(2,520,366)	(1,795,975)

Total stockholders' equity (deficit)	(166,395)	145,167

Total liabilities and stockholders' equity (deficit)	$75,349	$185,960

The accompanying notes are an integral part of these financial statements.

PAZOO, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
(Audited)

	For the year ended December 31, 2013	For the year ended December 31, 2012

Net sales
Service Revenue	$-	105,000
Merchandise Sales	9,989	14,251
Advertising Sales	42,824	-
Total Income	52,813	119,251
Cost of goods sold
Service Revenue	-	-
Merchandise Sales	8,977	14,832
Total Cost of Goods Sold	8,977	14,832
Gross profit (loss)	43,836	104,419

Selling, general and administrative expenses	418,778	1,479,035
Bad debt Expense	60	13,300
Professional fees	111,394	111,327
Website setup	49,220	81,886
Total operating expenses	579,452	1,685,548

Loss from operations	(535,616)	(1,581,129)

Other expenses:
Gain/loss on derivative liability	(122,049)	-
Interest expense	(25)	(60)

Net loss	$(657,690)	(1,581,189)
Series A preferred stock dividend	(66,701)	(38,794)
	(724,391)	(1,619,983)
Weighted average common shares outstanding - Basic and diluted	85,655,534	60,904,780

Net loss per common share - Basic and diluted	$(0.01)	(0.03)

The accompanying notes are an integral part of these financial statements.

PAZOO, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
(Audited)

	For the year ended December 31, 2013	For the year ended December 31, 2012

Cash flows from operating activities:
Net loss	$(657,690)	$(1,581,189)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services	96,128	626,502
Warrants expense	-	9,936
Loss on derivative liability	122,049	-
Amortization of debt discount	1,849	-
Bad debt expense	60	13,300
Changes in operating assets and liabilities:
Accounts receivable	11,539	(58,360)
Inventories	2,679	(3,448)
Prepaid expenses and other current assets	1,625	(2,840)
Accounts payable and accrued liabilities	48,686	(6,367)
Net cash used in operating activities	(373,075)	(1,002,466)

Cash flows from financing activities:
Loans payable	33,500	-
Borrowings on convertible note	50,000	-
Proceeds from sale of Series A preferred stock	194,867	1,130,000
Net cash provided by financing activities	278,367	1,130,000

Net increase in cash and cash equivalents	(94,708)	127,534

Cash and cash equivalents beginning of period	130,556	3,022

Cash and cash equivalents end of period	$35,848	$130,556

Supplemental Disclosure of Cash Flows Information
Cash paid for interest	-	-
Cash paid for income taxes	-	-
Noncash Investing and Financing Activities
Common stock issued for the converstion of SeriesA preferred stock	28,750	17,800
SeriesA preferred stock issued for SeriesA preferred stock dividend	66,701	38,794
Debt discount	50,000	-
Preferred stock issued for settlement of debt	55,133	-
Conversion of preferred stock to common stock	28,750	-
Common stock cancellation	2,000	-
Payments of AP by third party	6,331	-
Series B preferred stock cancellation	188	-

The accompanying notes are an integral part of these financial statements.

PAZOO, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDER’S EQUITY (DEFICIT)
(Audited)

	Common Stock		Series A Pref Stock		Series B Pref Stock			Accumulated
	Shares	Par	Shares	Par	Shares	Par	APIC	Deficit	Total

December 31, 2011	48,182,000	48,182	2,400,000	2,400	-	-	85,328	(175,992)	(40,082)

Common shares issued for services	6,160,000	6,160	-	-	-	-	620,342	-	626,502

Preferred shares for cash	-	-	4,600,000	4,600	-	-	1,125,400	-	1,130,000

Preferred shares for services	-	-	-	-	1,375,000	1,375	(1,375)	-	-

Conversion of Preferred Stock to Common Stock	17,800,000	17,800	(1,780,000)	(1,780)	-	-	(16,020)	-	-

Warrants issued	-	-	-	-	-	-	9,936	-	9,936

Stock dividend	-	-	322,814	323	-	-	38,471	(38,794)	-

Net Loss	-	-	-	-	-	-	-	(1,581,189)	(1,581,189)

December 31, 2012	72,142,000	72,142	5,542,814	5,543	1,375,000	1,375	1,862,082	(1,795,975)	145,167

Preferred Stock and Preferred Stock warrants for cash	-	-	4,871,678	4,872	-	-	189,995	-	194,867

Preferred Stock and Preferred Stock warrants for debt	-	-	1,378,322	1,378	-	-	53,755	-	55,133

Preferred dividends	-	-	316,121	316	-	-	66,385	(66,701)	-

Common shares issued for services	2,517,500	2,518	-	-	-	-	93,610	-	96,128

Cancellation of preferred shares	-	-	-	-	(187,500)	(188)	188	-	-

Cancellation of common shares	(2,000,000)	(2,000)	-	-	-	-	2,000	-	-

Conversion of Preferred Stock to Common Stock	28,750,000	28,750	(2,875,000)	(2,875)	-	-	(25,875)	-	-

Net Loss	-	-	-	-	-	-	-	(657,690)	(657,690)

December 31, 2013	101,409,500	$101,410	9,233,935	$9,234	1,187,500	$1,188	$2,242,140	$(2,520,366)	$(166,395)

The accompanying notes are an integral part of these financial statements.

Pazoo, Inc.
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements

Note 1—DESCRIPTION OF BUSINESS AND ACCOUNTING POLICIES

Description of Business

We were incorporated as a C-Corporation in the State of Nevada as IUCSS, Inc. on November 16, 2010 and we established a fiscal year end of December 31. On May 9, 2011, we changed our name to Pazoo, Inc. to take advantage of unique branding and website opportunities. We are a start-up health and wellness social community that has developed its website (www.pazoo.com) to provide information, services, and online products for improvement of everyday living. Our mission is to be 1) a leading social community offering best-in-class health and wellness products for both people and pets; and 2) an important resource for consumers and professionals with diverse information about health and wellness. We have never been party to any bankruptcy, receivership or similar proceeding, nor have we undergone any material reclassification, merger, consolidation, purchase or sale of a significant amount of assets not in the ordinary course of business. The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7 (FAS7), "Accounting and Reporting by Development Stage Enterprises". The Company has devoted substantially all of its efforts to business planning and development, as well as allocating a substantial portion of its time and resources in bringing unique product offerings to the market.

Basis of Presentation

The audited financial statements have been prepared by Pazoo, Inc. (the “Company”), pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments), which are, in the opinion of management, necessary to fairly present the operating results for the respective periods.

Use of Estimates

In accordance with Generally Accepted Accounting Principles (GAAP) the preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.

On an ongoing basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions. The most significant accounting estimates inherent in the preparation of the Company’s financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. These accounting policies are described at relevant sections in the notes to the financial statements.

Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents and accounts payable. The Company believes that the recorded values of all of its other financial instruments approximate their fair values because of their nature and respective maturity dates or durations. The fair value of our long-term debt is determined by using estimated market prices. Assets and liabilities measured at fair value are categorized based on whether or not the inputs are observable in the market and the degree that the inputs are observable. The categorization of financial instruments within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is prioritized into three levels (with Level 3 being the lowest) defined as follows:

Level 1: Inputs are based on quoted market prices for identical assets or liabilities in active markets at the measurement date.

Level 2: Inputs include quoted prices for similar assets or liabilities in active markets and/or quoted prices for identical or similar assets or liabilities in markets that are not active near the measurement date.

Level 3: Inputs include management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the instrument’s valuation.

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value as December 31, 2013 and 2012.

Recurring Fair Value Measurements	Level 1	Level 2	Level 3	Total

LIABILITIES:
Derivative liability- 2013	-	-	172,049	172,049
Derivative liability- 2012	-	-	-	-

Cash and Cash Equivalents

We classify all highly liquid instruments with an original maturity of three months or less at the time of purchase as cash equivalents.

Stock Based Compensation

Total stock based compensation issued during 2013 and 2012 totaled $97,378 for 2,767,500 shares and $626,502 for 6,160,000 shares, respectively, issued to consultants.  ASC 718 "Compensation - Stock Compensation" which codified SFAS No. 123 prescribes accounting and reporting standards for all stock-based payments awarded to employees, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights, which may be classified as either equity or liabilities. The Company determines if a present obligation to settle the share-based payment transaction in cash or other assets exists. A present obligation to settle in cash or other assets exists if: (a) the option to settle by issuing equity instruments lacks commercial substance or (b) the present obligation is implied because of an entity's past practices or stated policies. If a present obligation exists, the transaction is recognized as a liability; otherwise, the transaction is recognized as equity.  The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50 "Equity-Based Payments to Non-Employees" which codified SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services." Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date, the performance completion date, or the contract date.

Revenue Recognition

Revenues are recognized when evidence of an agreement exists, the price is fixed or determinable, collectability is reasonably assured and goods have been delivered or services performed.  The Company is paid revenue from various advertising sources.  Typically advertising revenue is based upon the activity reports received from the advertising brokers and revenue is paid in accordance with the broker agreements at varying intervals from 30 to 75 days following the close of the particular advertising period.  The Company recognizes the revenue, and records the accounts receivable, upon receipt of the activity report from the broker.  In the event payment is not received within 120 days of the due date, the Company with classify such amount as an account where collection is doubtful.  At this time the Company has no reason to believe any accounts are not collectible and therefore no allowance for doubtful accounts has been made at this time for any advertising revenue.

Inventories

Inventory currently consists predominately of goods purchased from third party suppliers and does not include raw materials. Certain inventory contains expiration dates (“shelf life”) and the efficacy of any product which is held beyond its shelf life may be impaired. Our inventory reserve is zero. The company purchased most inventory in 2011 with very little purchases in 2012 and as such, there are some products that are approached the end of their shelf life and were subsequently written off in 2013. Inventory cost is determined using the weighted average cost method.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

We have net operating loss carryforwards available to reduce future taxable income. Future tax benefits for these net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. To the extent that we will not realize a future tax benefit, a valuation allowance is established.

Recent Accounting Pronouncements

The Company does not expect any recently issued accounting pronouncements to have a material impact on its financial condition or results of operations.

Basic and Diluted Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share reflects, in addition to the weighted average number of common shares, the potential dilution if shares of convertible preferred stock were converted into shares of common stock and a corresponding accrued 5% dividend, unless the effects of such exercises and conversions would have been anti-dilutive.

Note 2—GOING CONCERN

During 2013 and 2012, the Company incurred net losses of $657,690 and $1,581,189, respectively. This factor, among others, raises significant doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately attain profitability. Management believes that we can alleviate the facts and circumstances which indicate a going concern by expanding our services, expert advice and online products.

Note 3—STOCKHOLDERS’ EQUITY

Preferred Stock

We have authorized 20 million shares of $0.001 par value Preferred Stock. The preferred shares available for issuance are 10,000,000 Series A Convertible Preferred Stock, 2,500,000 Series B Non-convertible Preferred Stock, and 7,500,000 Series C Non-convertible Preferred Stock.

The Series A Preferred Stock is convertible into ten shares of common stock for each Preferred share at the option of the holder, does not have voting rights and pays a Series A Preferred Stock dividend of 5% annually. The Company amended the Certificate of Designations of the Series A Preferred Stock amending the expiration date to February 1, 2022. The Company shall pay the amount due on the Maturity Date in kind with shares of Common Stock. The number of shares of Common Stock to be issuable to a Holder on the Maturity Date (the “Maturity Shares”) shall be equal to the quotient of (x) the aggregate Liquidation Preference for such Holder’s Shares on the Maturity Date divided by (y) the Conversion Price in effect as of the Maturity Date. On or before the third (3rd) Business Day following the Maturity Date (the “Maturity Share Delivery Date”), the Company must deliver to each Holder the Maturity Shares issuable to such Holder. In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, each Holder shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any Junior Stock, an amount (the “Liquidation Preference”) equal to (A) $1,000 per Share held by such Holder, plus (B) a further amount equal to any Dividends accrued but unpaid on such Shares. If, upon such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the stockholders of the Company are insufficient to provide for the payment of the full aforesaid preferential amount, such assets as are so available shall be distributed among the Holders in proportion to the relative aggregate Liquidation Preferences of the Shares held by such Holders. The Liquidation Preference shall be appropriately adjusted for any stock splits, stock combinations, stock dividends or similar recapitalizations.

The Series B Preferred Stock is non-convertible, does not pay a dividend, and contains voting rights at a ratio of 200 votes for each share of Series B Preferred Stock. In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, each Holder shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any Junior Stock, an amount (the “Liquidation Preference”) equal to $0.001 per Share held by such Holder, or such other amount as any Securities Purchase Agreement under which the Shares are issued may provide. If, upon such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the stockholders of the Company are insufficient to provide for the payment of the full aforesaid preferential amount, such assets as are so available shall be distributed among the Holders in proportion to the relative aggregate Liquidation Preferences of the Shares held by such Holders. The Liquidation Preference shall be unaffected for any stock splits, stock combinations, stock dividends or similar recapitalizations.

The Series C Preferred Stock is non-convertible and has no voting rights, pays a common stock dividend from 2% to 12% annually. The Company amended the Certificate of Designations of the Series C Preferred Stock amending the expiration date for redemption to February 1, 2022. The Company shall pay the amount due on the Maturity Date in kind with shares of Common Stock. The number of shares of Common Stock to be issuable to a Holder on the Maturity Date (the “Maturity Shares”) shall be equal to the quotient of (x) the aggregate Liquidation Preference for such Holder’s Shares on the Maturity Date divided by (y) the Conversion Price in effect as of the Maturity Date. On or before the third (3rd) Business Day following the Maturity Date (the “Maturity Share Delivery Date”), the Company must deliver to each Holder the Maturity Shares issuable to such Holder. In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, each Holder shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any Junior Stock, an amount (the “Liquidation Preference”) equal to (A) $0.001per Share held by such Holder, plus (B) a further amount equal to any Dividends accrued but unpaid on such Shares. If, upon such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the stockholders of the Company are insufficient to provide for the payment of the full aforesaid preferential amount, such assets as are so available shall be distributed among the Holders in proportion to the relative aggregate Liquidation Preferences of the Shares held by such Holders. The Liquidation Preference shall be appropriately adjusted for any stock splits, stock combinations, stock dividends or similar recapitalizations.

In May 2013, we exchanged 1,360,580 Series A Preferred Stock and 1,360,580 Series A Preferred stock warrants to Integrated Capital Partners, Inc. (ICPI) for the conversion of $54,423 in loans payable.

In June 2013, we sold 187,500 Series A Preferred Stock and 187,500 Series A Preferred Stock warrants to ICPI at $0.04 per share for $7,500.

In July 2013, we sold 875,000 Series A Preferred Stock and 875,000 Series A Preferred stock warrants to ICPI at $0.04 per share for $35,000.

In August 2013, we sold 875,000 Series A Preferred Stock and 875,000 Series A Preferred stock warrants to ICPI at $0.04 per share for $35,000.

In September 2013, we sold 125,000 Series A Preferred Stock and 125,000 Series A Preferred stock warrants to ICPI at $0.04 per share for $5,000.

In October 2013, we sold 362,500 Series A Preferred Stock and 362,500 Series A Preferred stock warrants to ICPI at $0.04 per share for $14,500.

In November 2013, we sold 150,000 Series A Preferred Stock and 150,000 Series A Preferred stock warrants to ICPI at $0.04 per share for $6,000.

Also, in November 2013, we exchanged 17,742 Series A Preferred Stock and 17,742 Series A Preferred stock warrants to ICPI for $709 in loans payable.

In November 2013, we issued 2,296,678 Series A Preferred Stock and 2,296,678 Series A Preferred stock warrants to ICPI at $0.04 per share for $91,867. This investment completes the $250,000 investment commitment under the May 2013 Investment Agreement.

In December 2013, we recorded a preferred stock dividend of 316,121 shares of Series A Preferred Stock which represents payment of the 5% stated Series A Convertible Preferred Stock dividend (through December 31, 2013). This issuance will occur in the 1st quarter of 2014.

In August 2013, 187,500 Series B Preferred shares were sent back to the Company and cancelled for David Cunic, who stepped down as Chairman of the Board in 2012.

Total Series A Preferred shares outstanding as of December 31, 2013 were 9,233,935.

Common Stock

Issuances

In 2013, we issued a total of 2,517,500 common shares to experts who have agreed to be included in the “Our Experts” section of our Company website (www.pazoo.com). Each Expert has executed an expert services contract certain number of shares issued upon signing and further shares earned over the first year of the contract. The total stock compensation expense recorded was $96,128. As of December 31, 2013, there were 2,815,000 shares to be issued that will be earned through 2014.

In April 2013, we cancelled 2,000,000 common shares previously issued to Gotham Capital for an advisory agreement 2012.

During 2012, we issued an aggregate of 550,000 common shares to experts who have agreed to be included in the “Our Experts” section of our Company website. Each expert has executed an expert services contract which includes a certain number of shares issued upon signing and further shares earned over the first year of the contract. During 2012, an aggregate of $33,452 was expensed under these contracts. During 2012, we issued an additional 5,610,000 common shares for services valued at $593,050.

Total common shares outstanding as of December 31, 2012 were 101,409,500.

Conversions

In January 2013, ICPI converted 300,000 shares of Series A Convertible Preferred Stock into 3,000,000 common shares pursuant to, and in accordance with, an Investment Agreement dated January 3, 2011 (See, Exhibit 99.01, of the Company’s Form S-1 filed with the Securities and Exchange Commission on November 18, 2011).

In February 2013, ICPI converted 125,000 shares of Series A Convertible Preferred Stock into 1,250,000 shares of Common Stock pursuant to, and in accordance with, an Investment Agreement dated January 3, 2011 (See, Exhibit 99.01, of the Company’s Form S-1 filed with the Securities and Exchange Commission on November 18, 2011).

In April 2013, ICPI converted 300,000 shares of Series A Convertible Preferred Stock into 3,000,000 shares of Common Stock pursuant to, and in accordance with, an Investment Agreement dated January 3, 2011 (See, Exhibit 99.01, of the Company’s Form S-1 filed with the Securities and Exchange Commission on November 18, 2011).

In May 2013, ICPI converted 300,000 shares of Series A Convertible Preferred Stock into 3,000,000 shares of Common Stock pursuant to, and in accordance with, an Investment Agreement dated January 3, 2011 (See, Exhibit 99.01, of the Company’s Form S-1 filed with the Securities and Exchange Commission on November 18, 2011).

In June 2013, ICPI converted 200,000 shares of Series A Convertible Preferred Stock into 2,000,000 shares of Common Stock pursuant to, and in accordance with, an Investment Agreement dated January 3, 2011 (See, Exhibit 99.01, of the Company’s Form S-1 filed with the Securities and Exchange Commission on November 18, 2011).

In July 2013, ICPI converted 200,000 shares of Series A Convertible Preferred Stock into 2,000,000 shares of Common Stock pursuant to, and in accordance with, an Investment Agreement dated January 3, 2011 (See, Exhibit 99.01, of the Company’s Form S-1 filed with the Securities and Exchange Commission on November 18, 2011).

In August 2013, ICPI converted 400,000 shares of Series A Convertible Preferred Stock into 4,000,000 shares of Common Stock pursuant to, and in accordance with, an Investment Agreement dated January 3, 2011 (See, Exhibit 99.01, of the Company’s Form S-1 filed with the Securities and Exchange Commission on November 18, 2011).

In September 2013, ICPI converted 200,000 shares of Series A Convertible Preferred Stock into 2,000,000 shares of Common Stock pursuant to, and in accordance with, an Investment Agreement dated January 3, 2011 (See, Exhibit 99.01, of the Company’s Form S-1 filed with the Securities and Exchange Commission on November 18, 2011).

In October 2013, ICPI converted 450,000 shares of Series A Convertible Preferred Stock into 4,500,000 shares of Common Stock pursuant to, and in accordance with, an Investment Agreement dated January 3, 2011 (See, Exhibit 99.01, of the Company’s Form S-1 filed with the Securities and Exchange Commission on November 18, 2011).

In December 2013, ICPI converted 400,000 shares of Series A Convertible Preferred Stock into 4,000,000 shares of Common Stock pursuant to, and in accordance with, an Investment Agreement dated January 3, 2011 (See, Exhibit 99.01, of the Company’s Form S-1 filed with the Securities and Exchange Commission on November 18, 2011)

During 2012, we issued an aggregate of 17,800,000 common shares for the conversion of 1,780,000 shares of Series A Preferred Stock.

Warrants

Simultaneous with the issuance of Series A Preferred Stock in 2013, and under the Investment Agreement May 2013 we issued 6,250,000 warrants to ICPI which entitles its owner to purchase one share of Series A Preferred Stock for each Series A Preferred Stock at an exercise price of $0.05, subject to the terms of the warrant agreement between the warrant agent and us. The warrants are exercisable three years from the date of issue. No warrants have been exercised as of December 31, 2013. These warrants had negligible fair value at the time of issuance.

In connection with a termination and release agreement on or about April 2013, and related to compensation paid to Gotham Capital (Gotham) in 2012, we cancelled 2,000,000 common stock purchase warrants exercisable at an exercise price of $0.01 per share.

No warrants have been exercised as of December 31, 2013.

The following table presents the Series A preferred stock warrant activity during 2013 and 2012:

		Weighted
		Average
	Warrants	Exercise Price
Outstanding - December 31, 2011	-	$-
Granted	2,000,000	0.75
Forfeited/canceled	-	-
Exercised	-	-
Outstanding - December 31, 2012	2,000,000	$0.75
Granted	6,232,258	$0.05
Forfeited/canceled	-	-
Exercised	-	-
Outstanding - December 31, 2013	8,232,258	$0.22
Exercisable – December 31, 2013	8,232,258	$0.22

The weighted average remaining life of the outstanding Series A preferred stock warrants as of December 31, 2013 and 2012 was 3.92 and 2.54 years, respectively.

The following table presents the common stock warrant activity during 2013 and 2012:

		Weighted
		Average
	Warrants	Exercise Price
Outstanding - December 31, 2011	2,400,000	$0.05
Granted	4,600,000	$0.05
Forfeited/canceled	-	-
Exercised	-	-
Outstanding - December 31, 2012	7,000,000	$0.04
Granted		$
Forfeited/canceled	(2,000,000)	$0.05
Exercised	-	-
Outstanding - December 31, 2013	5,000,000	$0.05
Exercisable – December 31, 2013	5,000,000	$0.05

The weighted average remaining life of the outstanding Series A common stock warrants as of December 31, 2013 and 2012 was 1.26 and 2.55 years, respectively.

Note 4—RELATED PARTY TRANSACTIONS

Related Party Transactions

Steve Basloe has an equity ownership interest in Pazoo and is the Chairman of the Board and the President of Pazoo. He is also the owner of SMB Marketing. SMB Marketing signed a consulting agreement with Pazoo in June 2013 to create strategy and execute against this plan to roll out the design and production of Pazoo.com and the content for Pazoo.com. The agreement is for a term of two years and requires weekly compensation of $1,000. During 2013, he received $14,750 in relation to this agreement.

In April 2012 Pazoo entered into a consulting agreement with DMC Athletics & Rehabilitation, Inc. (DMC) to render such advice, consultation, information, and services to the Directors and/or Officers of Pazoo regarding general business and marketing matters including, but not limited to the following: advice on structure of the organization, organization of sales team, prospecting new partners/vendor relationships and clients, and positioning of Pazoo into promotional and healthcare marketing, whether through Pazoo’s website (www.Pazoo.com), or by some other means, as well as professional physical therapy sessions performed by David M. Cunic (at that time an equity owner of DMC and an equity owner of Pazoo and is a Board Member and the CEO of Pazoo) for, or on behalf of, Pazoo. DMC and Pazoo mutually agreed to terminate the consulting agreement in November 2012.

In October 2012 Pazoo entered into a binding letter of intent for the acquisition of DMC. Pazoo extended the Letter of Intent until June 30, 2013 to afford DMC an opportunity to recover from the business losses suffered by DMC due to Superstorm Sandy. Upon further management evaluation, Pazoo declined to acquire DMC.

Gina Morreale was previously employed as Secretary/Treasurer for Pazoo and was concurrently employed by ICPI, a Series A Convertible Preferred Stock holder. In September 2011, Ben Hoehn assumed the role of Chief Operating Officer and replaced Gina Morreale as Secretary/Treasurer. Since that time Gina Morreale had no affiliation with Pazoo other than being a shareholder.

Note 5—CONVERTIBLE NOTE AND DERIVATIVE LIABILITIES

On December 4, 2013 the Company entered into a $500,000 Promissory Note with JMJ Financial. (Attached as Exhibit 99.02 to the Company's Form 8-K filed December 17, 2013).  Under the terms, the Company will receive one or more installments on a periodic basis and will have 90 days for the date of each installment in which to repay the principal amount of the loan and interest. In the event repayment is not made within the 90 day period, JMJ shall have the right to convert any unpaid sums into common stock of the Company at the rate of the lesser of $.05 per share or 60% of the lowest trade reported in the 25 days prior to conversion. As of December 31, 2013, the Company received $50,000 of the note.

During 2013, the Company recorded a discount of $50,000 on the note of which $1,849 was amortized as of yearend.

The following table summarizes the changes in the derivative liabilities during 2013:

Balance as of December 31, 2012	$-

Additions to derivative liability related to warrants	93,662
Discount	50,000
Initial loss on convertible note	28,387

Ending balance as of December 31, 2013	$172,049

The Company uses the Black Scholes Option Pricing Model to value its option based derivatives based upon the following assumptions: dividend yield of -0-%, volatility of 208%, risk free rate of 0.30% and an expected term equal to the remaining term of the note.

There were 5,000,000 common stock warrants outstanding on the date the convertible note agreement was entered into which became tainted. These warrants were valued using the Black Scholes Option Pricing Model based upon the following assumptions: dividend yield of -0-%, volatility of 208%, risk free rate of 0.38% and an expected term equal to the remaining exercise term of the warrants.

Note 6—FAIR VALUE MEASUREMENTS AND DERIVATIVE LIABILIITY

The Company evaluates all of it financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. For option-based derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Under ASC-815 the conversion options embedded in the notes payable described in Note 5 require liability classification because they do not contain an explicit limit to the number of shares that could be issued upon settlement.

During 2013, the Company entered into one convertible note agreement. The conversion option and the outstanding common stock warrants on that date which were tainted by the convertible note were classified as derivative liabilities at their fair value on the date of issuance.

As defined in FASB ASC 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilized the market data of similar entities in its industry or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. FASB ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 - Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date.

Level 3 - Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value as December 31, 2013.

Recurring Fair Value Measurements	Level 1	Level 2	Level 3	Total

LIABILITIES:
Derivative liability- 2013	-	-	172,049	172,049
Derivative liability- 2012	-	-	-	-

Note 7—INCOME TAXES

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During 2013 and 2012, the company incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $2,411,838 at December 31, 2013, and will expire in the years 2031 – 2033.

Internal Revenue Section 382 restricts the ability to use these carryforwards whenever an ownership change as defined occurs.

At December 31, 2013, deferred tax assets consisted of the following:

Deferred tax assets
Net operating losses	$767,134
Less: valuation allowance	(767,134)
Net deferred tax asset	$0

At December 31, 2012, deferred tax assets consisted of the following:

Deferred tax assets
Net operating losses	$395,061
Less: valuation allowance	$(395,061)
Net deferred tax asset	$0

Note 8—LOANS PAYABLE

In June 2013 Pazoo, Inc. entered into a Promissory note totaling $9,000 with ICPI for expenses paid directly to vendors.  In November 2013, $6,000 was converted into 150,000 Series A Preferred shares.  ICPI is a Series A Preferred stockholder.  As of December 31, $3,000 still remains outstanding.

Note 9—SUBSEQUENT EVENTS

Subsequent Events

In accordance with FASB ASC 855-10-50-1 we evaluated our subsequent events through March 31, 2014.

In January 2014, ICPI exercised a warrant purchase agreement for 800,000 shares of Series A Convertible Preferred Stock pursuant to, and in accordance with, an Investment Agreement dated May 31, 2013.

In March 2014 we issued an aggregate amount of 1,175,000 shares of restricted common stock to various experts for services rendered, or to be rendered as expert contributors to www.pazoo.com.  Also in March 2014, we issued 3,481,250 shares of restricted common stock to four consultants for services rendered, or to be rendered, to the Company.

On or about February 27, 2014 the Company entered into a $220,000 10% Convertible Promissory Note (the "Note") with Iconic Holdings, LLC (“Iconic”).  Under the terms of the Note the Company will receive the principal in one or more installments with a Maturity Date for the Note of February 27, 2015.  Iconic shall have the right to convert any unpaid sums into common stock of the Company at the rate of the lesser of $.01 per share or 50% of the lowest trade reported in the 25 days prior to date of conversion.

In March 2014, ICPI converted 170,000 shares of Series A Convertible Preferred Stock into 1,700,000 shares of Common Stock pursuant to, and in accordance with, an Investment Agreement dated January 3, 2011 (See, Exhibit 99.01, of the Company’s Form S-1 filed with the Securities and Exchange Commission on November 18, 2011).

PAZOO, INC.
BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$95,402	$35,848
Accounts receivable	59,964	33,461
Inventories	2,668	4,129
Interest in MA Associate	279,180	-
Prepaid expenses	1,465	1,911

Total current assets	438,679	75,349

Total assets	$438,679	$75,349

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
Accounts payable and accrued liabilities	$68,932	$64,846
Loans payable	3,000	3,000
Convertible debt, net of discount of $319,973	554,782	1,849
Derivative liability	1,302,003	172,049

Total current liabilities	1,928,717	241,744

Total liabilities	$1,928,717	$241,744

Stockholders' deficit
Common stock, $0.001 par value; 980,000,000 shares authorized, 153,316,670 and 101,409,500 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	153,316	101,410
Convertible preferred stock, Ser. A, $0.001 par value, 10,000,000 shares authorized, 1,133,894 shares issued and 923,394 shares outstanding at September 30, 2014 and December 31, 2013, respectively.	1,134	923
Preferred stock, Ser. B, $0.001 par value, 2,500,000 shares authorized, 1,187,500 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	1,187	1,187
Preferred stock, Ser. C, $0.001 par value, 7,500,000 shares authorized, no shares issued and outstanding at September 30, 2014 and December 31, 2013	-	-
Additional paid-in capital	3,346,983	2,250,451
Accumulated deficit	(4,992,658)	(2,520,366)

Total stockholders' deficit	(1,490,038)	(166,395)

Total liabilities and stockholders' equity (deficit)	$438,679	$75,349

The accompanying notes are an integral part of these unaudited financial statements.

PAZOO, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenues:
Service revenue	$-	$-	$-	$-
Advertising sales	20,892	16,052	72,059	21,517
Merchandise sales	(18)	867	234	9,503
Total revenues	20,874	16,919	72,293	31,020

Cost of goods sold
Merchandise sales	-	690	569	8,369
Total cost of goods sold	-	690	569	8,369

Gross profit	20,874	16,229	71,724	22,651

Operating expenses:
Selling, general and administrative expenses	414,708	110,152	1,019,747	269,024
Professional fees	361,654	24,478	533,788	83,937
Equipment	-	-	-	961
Website setup	53,517	19,171	110,627	46,261
Total operating expenses	829,879	153,801	1,664,162	400,183

Loss from operations	(809,005)	(137,572)	(1,592,438)	(377,532)

Other expenses:
Gain/loss on derivative liability	(220,447)	-	(557,747)	-
Interest expense	-	-	(12,000)	(25)
Amortization of debt discount	(226,581)	-	(310,107)	-

Net loss	$(1,256,033)	$(137,572)	$(2,472,292)	$(377,557)

Series A preferred stock dividend	-	(27,134)	(10,209)	(68,755)

Net loss attributable to common stockholders	$(1,256,033)	$(164,706)	$(2,482,501)	$(446,312)

Net loss per common share – basic and diluted	$(0.01)	$(0.00)	$(0.02)	$(0.01)

Weighted average common shares outstanding - basic and diluted	121,579,943	88,491,647	111,979,303	81,549,436

The accompanying notes are an integral part of these unaudited financial statements.

PAZOO, INC.
STATEMENT OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
	2014	2013

Cash flows from operating activities:
Net loss	$(2,472,292)	$(377,557)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services	649,622	72,885
Preferred stock issued for services	34,800	-
Loss on derivative liability	557,747	-
Convertible debt issued for rent expense	16,601	-
Amortization of debt discount	310,107	-
Changes in operating assets and liabilities:
Accounts receivable	(26,503)	3,326
Inventory	1,461	2,612
Prepaid expenses and other current assets	446	771
Accounts payable and accrued liabilities	36,739	56,467
Net cash used in operating activities	(891,272)	(241,496)

Cash flows from investing activities:
Issuance of preferred stock for cash	-	82,500
Borrowings on debt	-	33,500
Deposit made on acquisition of investment	(279,180)	-
Net cash used in investing activities	(279,180)	116,000

Cash flows from financing activities:
Borrowings on convertible note	888,500	-
Proceeds from sale of common stock	31,506
Proceeds from exercise of Series A preferred warrants	40,000	-
Proceeds from sale of Series A preferred stock	270,000	-
Net cash provided by financing activities	1,230,006	-

Net increase in cash and cash equivalents	59,554	(125,496)

Cash and cash equivalents beginning of period	35,848	130,556

Cash and cash equivalents end of period	$95,402	$5,060

Supplemental Disclosure of Cash Flows Information
Cash paid for interest	-	-
Cash paid for income taxes	-	-

Noncash Investing and Financing Activities
Common stock issued for the conversion of Series A preferred stock	14,950	20,250
Preferred stock and preferred stock warrants issued for debt	-	54,423
Cancellation of preferred stock	-	118
Cancellation of common stock	-	2,000
Debt discount	581,929	-
Payments of AP by third party	16,876	-
Original issue discount on convertible note	25,500	-
Common stock issued for conversion of debt	122,722	-

The accompanying notes are an integral part of these unaudited financial statements.

Pazoo, Inc.

Notes to the Unaudited Financial Statements

Note 1—DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Basis of Presentation

The accompanying unaudited interim financial statements of Pazoo, Inc. (“we”, “our”, “Pazoo” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with Pazoo’s audited 2013 annual financial statements and notes thereto filed on Form 10-K with the SEC. In the opinion of management, all adjustments, consisting of normal reoccurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods present have been reflected herein. The results of operation for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements, which would substantially duplicate the disclosure required in Pazoo’s fiscal 2013 financial statements have been omitted.

Description of Business

We are an early growth stage health and wellness company. Presently, our primary business is pazoo.com, an online, content driven, ad supported health and wellness web site for people and their pets. Additionally, this site has e-commerce functionality which allows pazoo.com to be an online retailer of nutritional foods/supplements, wellness goods, and fitness apparel. Pazoo, Inc. does not have any brick and mortar establishments.

Note 2—GOING CONCERN

From inception of November 16, 2010 through September 30, 2014, the Company has incurred net losses of $4,992,658.  This factor, among others, raises significant doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.  The Company’s continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately attain profitability.  Management believes that we can alleviate the facts and circumstances which indicate a going concern by expanding our services, expert advice and online products. We aim to become more than a web based company by providing information, services and products through direct response, retail, and advertising revenue, in addition to our website.

Note 3—STOCKHOLDERS’ EQUITY

Common Stock

In September 2014, the Company issued 3,776,389 common shares as per the Equity Purchase Agreement and Securities Purchase Agreement with Premier Venture Partners, LLC valued at $75,527. Premier Ventures also purchased 2,352,845 shares for $31,506 pursuant to put option exercised by the Company.

During the nine months ended September 30, 2014, the Company issued 21,207,412 shares to experts and consultants per agreements for services rendered, valued at $649,622.

Preferred Stock

In April 2014, the Company issued 125,000 shares of Series A Preferred Stock to ICPI in exchange for $125,000.

Simultaneous with the issuance of Series A Preferred Stock in April 2014, and under the Investment Agreement No. 4 we issued 125,000 warrants to ICPI which entitles its owner to purchase one share of Series A Preferred Stock for each Series A Preferred Stock at an exercise price of $2.00, subject to the terms of the warrant agreement between the warrant agent and us.

In March and May 2014, the Company issued 145,000 shares of Series A Preferred Stock to ICPI in exchange for $145,000. The Company also simultaneously issued 145,000 warrants to ICPI which entitles its owner to purchase one share of Series A Preferred Stock for each Series A Preferred Stock acquired at an exercise price of $2.00.

In March 2014, ICPI converted 17,000 Series A Preferred shares into 1,700,000 common shares. In August 2014, ICPI converted 60,000 preferred shares into 6,000,000 common shares. In July 2014, ICPI converted 72,500 preferred shares into 7,250,000 common shares.

In January and February 2014, ICPI exercised 80,000 Series A Preferred shares warrants at $0.50 for $40,000.

In August 2014, the Company issued Jordan Stroum 10,000 Series A Preferred Stock in exchange for services rendered per the agreement signed July 25, 2014. The shares were valued at $34,800.

Warrants
The following table presents the Series A preferred stock warrant activity during the nine months ended September 30, 2014:
	Warrants	Weighted Average Exercise Price

Outstanding – December 31, 2013	823,226	$2.20
Granted	270,000	2.00
Forfeited/Canceled	-	-
Exercised	80,000	-
Outstanding – September 30, 2014	1,013,226	2.28
Exercisable – September 30, 2014	1,013,226	$2.28

The weighted average remaining life of the outstanding Series A preferred stock warrants as of September 30, 2014 and December 31, 2013 was 3.49 and 3.92 years, respectively.

The following table presents the common stock warrant activity during the nine months ended September 30, 2014:
	Warrants	Weighted Average Exercise Price

Outstanding – December 31, 2013	5,000,000	$0.05
Granted	1,130,470	0.05
Forfeited/Canceled	-	-
Exercised	-	-
Outstanding – September 30, 2014	6,130,470	0.05
Exercisable – September 30, 2014	6,130,470	$0.05

The weighted average remaining life of the outstanding common stock warrants as of September 30, 2014 and December 31, 2013 was 0.73 and 1.26 years, respectively.

Note 4—LOANS PAYABLE

In February 2014, the Company entered into a convertible promissory note totaling $16,601 with ICPI for office lease expenses through February 2015.  ICPI may convert all or any part of the outstanding and unpaid principal into shares of Series A Preferred Stock at a price of $0.50 per share.

Note 5—EQUITY INTEREST

In April 2014, the Company entered into an agreement to buy a 40% equity interest in MA and Associates, LLC for $2,000,000 and 150,000 shares of the Company’s Series C Preferred Stock.   The Company made a $50,000 down payment which was recorded as a deposit in March 2014 and subsequently made a $50,000 investment in April 2014.  As of September 30, 2014, a total of $279,180 has been paid to MA and Associates LLC in accordance with the agreement.

Note 6—CONVERTIBLE NOTE AND DERIVATIVE LIABILITIES

In April 2014, the Company entered into an Equity Purchase Agreement and a Securities Purchase Agreement with Premier Venture Partners, LLC (“Premier”) whereby Premier is obligated, providing the Company has met certain conditions including the filing of a Form S-1 Registration Statement for the shares to be acquired, to purchase up to $5,000,000 of the Company’s common stock at the rates set forth at the request of the Company by issuing a Put Notice when funds are needed.  The Securities Purchase Agreement is a facility whereby the Company will receive $22,500 pursuant to two Convertible Promissory Notes.

In April 2014, the Company entered into a $10,000 Convertible Promissory Note (the “Note”) with Premier Venture Partners, LLC.  Under the terms of the Note the Company’s will receive $10,000 for the preparation and filing of the Form S-1 Registration Statement required for the Equity Purchase Agreement (Attached as Exhibit 99.02 to the Company's Form 8-K filed April 9, 2014). Premier Venture Partners, LLC shall have the right to convert any unpaid sums into common stock of the Company at the rate of the lesser of $.03 per share or 50% of the lowest trade reported in the 10 days prior to date of conversion.  A second Convertible Promissory Note, in the amount of $12,500, will be issued after the Form S-1 Registration Statement is filed in order to cover any additional expense of making the Form S-1 Registration Statement effective.  All of the $22,500 was paid directly to legal for the expense of preparing and making the S-1 Registrations Statement effective.

In February 2014, the Company entered into a 10% convertible note with Tangiers in the amount of $60,500. Of this amount, $5,500 was an original issue discount on the note. The note is convertible at a variable price of the lower of $0.01 or 50% of the lowest trading price during the 25 day period prior to the date of conversion. The note is convertible 180 days from the date of the note. The note matures on February 27, 2015. In September 2014, the entire balance was converted into 8,066,666 shares of common stock using a conversion price of $0.0075 per share.

In April 2014, the Company entered into a 12% Convertible Note with JSJ Investments, Inc. (“JSJ”) in the amount of $100,000.  Prior to October 28, 2014, the Company may redeem the Note for $150,000.  Thereafter, JSJ may convert the Note into common stock of the Company at a stated discount of 50% based on the average of the lowest three trades in the previous ten days, or $0.06 per share. The note matures on October 28, 2014.

In May 2014, the Company entered into a 10% Convertible Note with Typenex Co Investment LLC (“Typenex”) in the amount of $139,500. Typenex may convert the Note into common stock of the Company at a conversion price of $0.07 per share. The note matures on March 28, 2015. In conjunction with the note, a total of 1,130,470 warrants were issued. The relative fair value of the warrants at September 30, 2014 was $70,867.

In May 2014, the Company entered into an 8% Convertible Note with LG Capital Funding LLC (“LG”) in the amount of $58,500.  LG may convert the Note into common stock of the Company at a stated discount of 50% based average of the lowest trading bid price for the 15 prior trading days. The note is convertible 180 days from the date of the note.

In June 2014, JMJ Financial converted principal of $10,200 into 500,000 common shares in accordance with the Convertible Promissory Note dated December 4, 2013.

In July 2014, the Company entered into a $200,000 Convertible Note with WHC Capital LLC. WHC may convert the note into common stock of the Company at a 50% discount to the lowest trading price of 25 trading days prior to the conversion date. The note is convertible 180 days from the date of the note.

In July 2014, Tangiers provided additional funding to the Company in the amount of $50,000 in accordance with the February 2014 agreement.  The note had a $5,500 original issue discount and accrues interest at 10%.

In July 2014, JMJ Financial converted principal of $12,390 into 700,000 common shares in accordance with the Convertible Promissory Note dated December 4, 2013.

In August 2014, JMJ Financial converted principal of $11,460 into 1,000,000 common shares in accordance with the Convertible Promissory Note dated December 4, 2013.

In August 2014, the Company entered into a 12% $100,000 Convertible Note with JSJ Investments. JSJ may convert the Note into common stock of the Company at a 50% discount to the average 3 lowest trading days of 20 trading days prior to conversion OR 20 trading days prior to the date the note was executed.

In August 2014, the Company entered into a $56,250 Convertible Note with Auctus Private Equity Fund LLC. Auctus may convert the note into common stock at a 50% discount to the average 2 lowest trading days of 25 trading days prior to the conversion. The note is convertible 180 days from the date of the note. As of September 30, 2014, $50,000 was received.

In September 2014, JMJ Financial converted principal of $13,500 into 1,500,000 common shares in accordance with the Convertible Promissory Note dated December 4, 2013.

In September 2014, JMJ Financial converted principal of $14,672.22 into 1,630,247 common shares in accordance with the Convertible Promissory Note dated December 4, 2013.

In September 2014, the Company entered into an amendment to the Tangiers convertible note in the amount of $220,000 from February 2014.  Iconic may convert the Note into common stock of the Company at the lower of $0.023 or a 50% discount to the trading price of the prior 25 trading days. The note is convertible 180 days from the date of the note.

In September 2014, Tangiers converted principal of $30,250 into 4,033,333 common shares in accordance with the Convertible Promissory Note dated February 27, 2014.

In September 2014, Tangiers converted principal of $30,250 into 4,033,333 common shares in accordance with the Convertible Promissory Note dated February 27, 2014.

In September 2014, the Company entered into a $55,250 Convertible Note with Auctus Private Equity Fund LLC. Auctus may convert the note into common stock at a 50% discount to the average 2 lowest trading days of 25 trading days prior to the conversion. The note is convertible 180 days from the date of the note. As of September 30, 2014, $50,000 was received.

The following table summarizes the changes in the derivative liabilities during the period ending September 30, 2014:

Balance as of December 31, 2013	$172,049

Debt discount	581,929
OID	(25,500)
Change in fair value	557,747
Other	15,778
Ending balance as of September 30, 2014	$1,302,003

The Company uses the Black Scholes Option Pricing Model to value its option based derivatives.

There were 5,000,000 common stock warrants outstanding on the date the convertible note agreement was entered into which became tainted. These warrants were valued using the Black Scholes Option Pricing Model based upon the following assumptions: dividend yield of -0-%, volatility of 277%, risk free rate of 0.11% and an expected term equal to the remaining exercise term of the warrants. The fair value of the warrants at September 30, 2014 was $102,758.

Note 7—FAIR VALUE MEASUREMENTS AND DERIVATIVE LIABILIITY

The Company evaluates all of it financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. For option-based derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Under ASC-815 the conversion options embedded in the notes payable described in Note 5 require liability classification because they do not contain an explicit limit to the number of shares that could be issued upon settlement.

During the period ending September 30, 2014, the Company entered into five convertible note agreements. The conversion option and the outstanding common stock warrants on that date which were tainted but the convertible notes were classified as derivative liabilities at their fair value on the date of issuance.

As defined in FASB ASC 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilized the market data of similar entities in its industry or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. FASB ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 - Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date.

Level 3 - Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value at the period ending September 30, 2014.

Recurring Fair Value Measurements	Level 1	Level 2	Level 3	Total

LIABILITIES:
Derivative liability - September 30, 2014	-	-	1,302,003	1,302,003
Derivative liability - 2013	-	-	172,049	172,049

Note 8—SUBSEQUENT EVENTS

In accordance with FASB ASC 855-10-50-1 we evaluated our subsequent events through November 14, 2014.

In October 2014, the Company entered into a 8% Convertible Note with Union Capital LLC in the amount of $50,000. Union may convert the note into common shares of the Company at a discount of 50% to the lowest trading price of the 20 trading days prior to the conversion date.

In October 2014, the Company entered into a $250,000 Convertible Note with Vista Capital Investments LLC. Vista may convert the note into common shares of the Company at $0.05 or a 60% discount to the lowest trading price of the 25 days prior to the conversion date.

In October 2014, JMJ Investments provided additional funding to the Company in the amount of $40,000 in accordance with the December 2013 agreement.

In October 2014, the Company entered into a 8% Convertible Note with LG Capital Funding LLC in the amount of $47,250. LG may convert the note into common shares of the Company at a 50% discount to the lowest trading price of the 15 days prior to the conversion date.

In October 2014, the Company entered into a 10% Convertible Note with Sarna Family Limited Partnership in the amount of $100,000. Sarna may convert the note into common shares of the Company at $0.01.

In October 2014, the Company entered into a 10% Convertible Note with private investor Mark Sarna in the amount of $100,000. Mr. Sarna may convert the note into common shares of the Company at $0.01.

In October 2014, the Company paid off the WHC Capital LLC Convertible Note in the amount of $240,000.

In October 2014, the Company agreed to buy a 55% equity interest in Harris Lee, LLC for 300,000 of the Company’s Preferred C Shares.

During October and November 2014, the Company issued 808,333 common shares to experts pursuant to agreements.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

The Company has agreed to pay for all costs associated with the preparation and filing of this Form S-1. Additional shares of the company’s stock will be issued as a result of this filing in addition to shares previously issued are being registered hereunder.  Accordingly, there are additional costs or other expenses associated with the issuance and distribution of these additional shares.

INDEMNIFICATION AND UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Indemnification of Directors and Officers.

            Article VIII of our Articles of Incorporation (See, Exhibit 3.1) and Article Eleven of the Company’s By-Laws (See, Exhibit 3.2) provide that our officers and directors are afforded indemnification, by the company, to the greatest extend allowable under the General Corporation Law of the State of Nevada.  Also, the Board of Directors is afforded the power to purchase and maintain Officers and Directors Liability Insurance.  However, at this time the company does not maintain Officers and Directors Liability Insurance due to current cost constraints.

Undertakings

The undersigned Registrant hereby undertakes that,

(1)      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)      For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.         To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(4)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(7)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Recent Sales of Unregistered Securities.

As set forth herein, there are 198,266,576 shares of common stock issued by the company that is currently unregistered.  to: (i) founders stock to our officers and directors; (ii) stock issued to certain consultants for services rendered; and (iii) stock issued to certain persons of their assistance in the testing of the functionality of our website.

Also, as disclosed above, the company has issued 60,000 shares of Series A Preferred Stock to ICPI, as of the date of this filing, in accordance with a certain Investment Agreements.   Each share of Series A Preferred Stock is convertible 100 shares of the company’s common stock.

EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

3.1	Articles of Incorporation*
3.2	By-Laws*
5.1	Legal Opinion & Consent
14.1	Code of Ethics and Business Conduct*
14.2	Code of Ethics for Principal Executives and Senior Financial Officers*
23.1	Auditors Consent
99.1	Registration Rights Agreement*
99.2	Equity Purchase Agreement*
99.3	Amendment No. 1 to Equity Purchase Agreement*
99.4	Amendment No. 2 to Equity Purchase Agreement*
99.5	Amendment No. 3 to Equity Purchase Agreement*

* Previously Filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Whippany, State of New Jersey, on March 4 , 2015.

PAZOO, INC.
(Registrant)

By:	/s/ David M. Cunic
David M. Cunic,
Co-Chief Executive Officer and Director
(Principal Executive Officer)

By:	/s/ Antonio Del Hierro
Antonio Del Hierro
Co-Chief Executive Officer and Director
(Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. Cunic, Antonio Del Hierro, Steve Basloe and Ben Hoehn, and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statement pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ David M. Cunic
David M. Cunic, Individually and as
Co-Chief Executive Officer and Director
(Principal Executive Officer)

By:	/s/ Antonio Del Hierro
Antonio Del Hierro
Co-Chief Executive Officer and Director
(Principal Executive Officer)

By:	/s/ Ben Hoehn
Ben Hoehn, Individually and as
Chief Operating Officer, Acting Chief Financial Officer and Director
(Principal Financial and Accounting Officer)

By:	/s/ Steven Basloe
Steven Basloe, Individually and as
President and Chairman of the Board of Directors

March 4 , 2015